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Exhibit 2.1

        * Portions denoted with an asterisk have been omitted and filed separately with the Securities & Exchange Commission pursuant to a request for confidential treatment.

Asset Purchase Agreement

Between

Faulding Pharmaceutical Co.

and

NaPro BioTherapeutics, Inc.

August 25, 2003

TABLE OF CONTENTS

§1. Definitions		1
§2. Basic Transaction		10
(a)	Purchase and Sale of Assets	10
(b)	Assumption of Liabilities	11
(c)	Closing Payment	11
(d)	The Closing	11
(e)	Deliveries at the Closing	11
(f)	Inventory	11
(g)	Delivery After the Closing of the Mylan Litigation Payments	12
(h)	Allocation	13
(i)	Attempted Assignment of Acquired Assets or Assumption of Assumed Liabilities	13
§3. Seller's Representations and Warranties		13
(a)	Organization of Seller	13
(b)	Authorization of Transaction	13
(c)	Noncontravention	14
(d)	Brokers' Fees	14
(e)	Title to Assets	14
(f)	Financial Statements	14
(g)	Events Subsequent to Most Recent Fiscal Year End	14
(h)	Undisclosed Liabilities	16
(i)	Legal Compliance	16
(j)	Tax Matters	17
(k)	Real Property	18
(l)	Intellectual Property	19
(m)	Paclitaxel Records	21
(n)	Assets	21
(o)	Inventory	21
(p)	Contracts	21
(q)	Notes	22
(r)	Powers of Attorney	22
(s)	Insurance	23
(t)	Litigation	23
(u)	Product Warranty	23
(v)	Product Liability	23
(w)	Employees	23
(x)	Employee Benefits	24
(y)	Guaranties	25
(z)	Environmental, Health, and Safety Matters	25
(aa)	Certain Business Relationships with Seller's Affiliates	26
(bb)	Solvency	26
(cc)	UK Subsidiary	26
(dd)	Disclosure	26
(ee)	Representations and Warranties of Buyer	27
§4. Buyer's Representations and Warranties		27
(a)	Organization of Buyer	27
(b)	Authorization of Transaction	27
(c)	Noncontravention	27
(d)	Brokers' Fees	27

i

(e)	Financing	27
(f)	WARN Act	28
(g)	Disclosure	28
(h)	Representations and Warranties by Seller	28
§5. Pre-Closing Covenants		28
(a)	General	28
(b)	Notices and Consents	28
(c)	Operation of Business	28
(d)	Preservation of Business	29
(e)	Full Access	29
(f)	Notice of Developments	29
(g)	Exclusivity	29
(h)	Maintenance of Leased Real Property	30
(i)	Leases	30
(j)	Proxy Statement	30
(k)	Special Stockholders' Meeting	31
(l)	Fairness Opinion	31
(m)	Transfer of Assets of Cayman Subsidiary	31
(n)	Confidentiality	31
(o)	Transfer of UK Subsidiary	31
(p)	Assistance with European Regulatory Matters	31
(q)	Information System Transition	32
(r)	Allocation of Purchase Price	32
(s)	Voting Assurances	32
(t)	Amendment of Certain Agreements	32
§6. Post-Closing Covenants		32
(a)	General	32
(b)	Litigation Support	32
(c)	Transition	33
(d)	Confidentiality	33
(e)	Covenant Not to Compete	34
(f)	Books and Records	34
(g)	Employment Matters	34
(h)	Use of Names	36
(i)	Collection of Accounts Receivable	37
(j)	Supply Agreement	37
§7. Conditions to Obligation to Close		37
(a)	Conditions to Buyer's Obligation	37
(b)	Conditions to Seller's Obligation	39
§8. Remedies for Breaches of This Agreement		40
(a)	Survival of Representations and Warranties	40
(b)	Indemnification Provisions for Buyer's Benefit	40
(c)	Indemnification Provisions for Seller's Benefit	40
(d)	Matters Involving Third Parties	41
(e)	Matters not Involving Third Party Claims	41
(f)	Determination of Adverse Consequences	42
(g)	Exclusive Remedy	42
(h)	Payment of Claims	42
§9. Termination		42
(a)	Termination of Agreement	42
(b)	Effect of Termination	43

ii

§10. Miscellaneous		44
(a)	Press Releases and Public Announcements	44
(b)	No Third-Party Beneficiaries	44
(c)	Entire Agreement.	44
(d)	Succession and Assignment	44
(e)	Counterparts	44
(f)	Headings	44
(g)	Notices	44
(h)	Governing Law	45
(i)	Amendments and Waivers	45
(j)	Severability	45
(k)	Expenses	46
(l)	Construction	46
(m)	Incorporation of Exhibits and Schedules	46
(n)	Bulk Transfer Laws	46
(o)	Arbitration	46
(p)	Limitations on Representations and Warranties	46
(q)	Mylan Litigation	47

Exhibits and Schedules

  (a)
  Exhibits

    Exhibit A—Form of Intellectual Property Agreement

    Exhibit B—Term Sheet for Transition Services Agreement

    Exhibit C—[intentionally omitted]

    Exhibit D—Financial Statements

    Exhibit E—List of Gunbarrel Assets

    Exhibit F—Abbott Termination Agreement

    Exhibit G—Faulding Termination Agreement

  (b)
  Schedules

    Schedule A—Definition of Paclitaxel

    Disclosure Schedule—Supplemental Information and exceptions to representations and warranties

[The Registrant shall provide supplementally a copy of any omitted exhibit or schedule to the
Securities and Exchange Commission upon request.]

iii

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (this "Agreement") is entered into on August 25, 2003, between Faulding Pharmaceutical Co., a Delaware corporation ("Buyer"), and NaPro BioTherapeutics, Inc., a Delaware corporation ("Seller"). Buyer and Seller are each referred to in this Agreement as a "Party" and collectively as the "Parties."

PRELIMINARY STATEMENT

        This Agreement contemplates a transaction in which Buyer will purchase all assets (and assume specified liabilities) of Seller's business of the manufacture of bulk active pharmaceutical ingredient Paclitaxel according to Seller's drug master files and Seller's intellectual property, in each case related to the right to make, use or sell Paclitaxel formulated in polyethoxylated castor oil and ethanol in exchange for cash.

        Now, therefore, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows.

        §1.    Definitions.    Unless otherwise expressly provided in this Agreement:

        (a)   The following terms, as used in this Agreement, have the following meanings:

        "Abbott Agreement" means the Development, License, and Supply Agreement, dated as of July 23, 1999, by and between Abbott Laboratories and Seller, and all amendments thereto.

        "Abbott Loan Agreement" means that certain Loan and Security Agreement, dated as of July 23, 1999, by and between Seller and Abbott Laboratories.

        "Abbott Termination Agreement" means the Agreement attached hereto as Exhibit F.

        "Abbott Note" means that certain promissory note of the Seller payable to Abbott Laboratories made pursuant to the Abbott Loan Agreement.

        "Acquired Assets" means all of Seller's right, title, and interest in and to all of the assets of the Business as of the Closing Date, including (a) the Specified Patents, Specified Know-how, clinical trials data, Paclitaxel data, and all Intellectual Property owned or licensed to or by Seller and/or now or formerly used in the Business (including, without limitation, all Intellectual Property owned or licensed to or by Seller that is subject to the Bryn Mawr Agreement and the Polypro Process and the Semi-synthetic Process), (b) the Leased Real Property, (c) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, biomass, manufactured and purchased parts, goods in process and finished goods, and furniture) used in the Business wherever located, (d) Seller's rights in the Assumed Contracts, (e) claims, counterclaims, credits, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), including, but not limited to the Mylan Litigation and all rights of Seller under the Confidentiality Agreements, (f) all Product Registrations, Regulatory Documentation, and Paclitaxel Records (subject to Seller's right to retain a copy of such documents for regulatory purposes), (g) the assets of the Cayman Subsidiary related to the Business, (h) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, market research data, sales information, training materials, marketing materials, product literature, promotional materials, creative materials, studies, reports, and other printed or written materials, (i) either all of the outstanding stock or assets of the UK Subsidiary, and (j) the Ross Computer ERP system; provided, however, that the Acquired Assets shall not include (i) Seller's corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation; (ii) any Cash of Seller on hand immediately prior to Closing and the deposit on the Gunbarrel Facility lease; (iii) accounts receivable of Seller that accrue in accordance with GAAP prior to the Closing Date; (iv) all assets, including, but not limited to, Intellectual Property, of Seller that are not related to or used in the operation of the Business; (v) any of the rights of Seller under this Agreement (or under any other agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement); (vi) all of the outstanding capital stock of the UK Subsidiary (unless stock rather than assets are acquired by Buyer); or (vii) the Retained Inventory.

        "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act. In the case of Seller, the term "Affiliate" shall include, without limitation, the UK Subsidiary and the Cayman Subsidiary.

        "Affiliated Group" means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

        "Applicable Rate" means the Prime rate of interest published in the "Monday Rates" column of the United States edition of The Wall Street Journal.

        "Assumed Contracts" means the Partner Agreements, the Cultivation Agreements, the Bryn Mawr Agreement, the BMS Agreement, the Ross Agreement, the Leases, and the other agreements, contracts, indentures, mortgages, instruments, Liens and guaranties set forth on §1A of the Disclosure Schedule.

        "Assumed Liabilities" means (A) the liabilities and obligations of Seller related to the Business that appear on Schedule 1B of the Disclosure Schedule; provided, however, that the Assumed Liabilities shall not include unless otherwise disclosed in the Disclosure Schedule or expressly assumed by Buyer elsewhere in this Agreement: (s) any account payable and any liability, obligation or commitment of Seller and its Affiliates for materials and services connected to the manufacture, finishing, distribution and sale of any product to the extent such account payable, liability, obligations or commitment arose or accrued prior to the Closing Date; (t) any liability arising out of or relating to any product liability, breach of warranty, product recall or similar claim to the extent related to the Business or the manufacture or sale of Paclitaxel prior to the Closing Date by or on behalf of Seller or its Affiliates or otherwise related thereto (including all proceedings relating to any such liabilities); (u) any liability, obligation or commitment of any kind arising out of or relating to employment, compensation or benefits for the employees of Seller or its Affiliates prior to the Closing Date; (v) any liability, obligation or commitment of any kind arising out of or relating to any contract, agreement, lease, license, commitment, sale and purchase order and other instrument; (w) any liability, obligation or commitment of whatever kind and nature arising as a result of bulk active pharmaceutical ingredient Paclitaxel that is sold by Seller prior to the Closing and that is returned for any reason whatsoever; (x) any liability, obligation or commitment of whatever kind and nature, primary or secondary, to the extent arising out of or relating to, directly or indirectly, the conduct of the Business by Seller but, in each case, only to the extent related to any period prior to the Closing Date; or (y) any liability or obligation of Seller under this Agreement (or under any other agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement); and (B) all liabilities associated with Buyer's ownership, operation and use of the Acquired Assets and the operation of the Business.

        "Avoca Agreement" means that certain Agreement, dated August 25, 2003, by and between Seller and Avoca, Inc.

        "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

        "BMS Agreement" means the Release and License Agreement, dated November 28, 2001, by and among Bristol-Myers Squibb Company, Seller and Abbott Laboratories.

        "Bryn Mawr Agreement" means the License Agreement, dated November 3, 1993, by and between Seller and Bryn Mawr College relating to the license of certain technology.

        "Business" means the research, development, manufacture, use, marketing or sale throughout the world of bulk active pharmaceutical ingredient Paclitaxel, including without limitation (a) Seller's Drug Master Files as described in the §1E of the Disclosure Schedule, (b) the right to make, have made, use, sell, offer for sale and import, bulk active pharmaceutical ingredient Paclitaxel and Paclitaxel formulated in polyethoxylated castor oil and ethanol for injection, (c) the Polypro Process, (d) the Semi-synthetic Process, and (e) Intellectual Property related to each of the foregoing; [*]

        "Business Day" means any day other than a Saturday, a Sunday or a United States federal or New York State banking holiday.

        "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

        "Cayman Subsidiary" means NBT, Ltd., an exempted company incorporated under the laws of the Cayman Islands.

        "ChromaDex Contract" means that certain Master Agreement, dated as of April 8, 2003, by and between Seller and ChromaDex, Inc.

        "Claim for Indemnification" means a written notice by Buyer or Seller to the other asserting with reasonable particularity (including an estimate of the extent of the dollar amount of Adverse Consequences) a claim under §8 delivered in accordance with §10(g).

        "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

        "Confidential Information" means any information concerning the businesses and affairs of the Business that is not already generally available to the public, including, but not limited to, the Paclitaxel Records, as well as the terms and conditions of this Agreement to the extent not otherwise required to be disclosed under Laws.

        "Controlled Group" has the meaning set forth in Code §1563.

        "Cultivation Agreements" mean all of the leases and services agreements related to cultivation of Yew trees, specified on §3(p)(xv) of the Disclosure Schedule.

        "Delaware General Corporation Law" means Title 8 of the Delaware Code.

        "Drug Master File (Australia)" means all documents filed (in the past, as of the date of this Agreement and as of the Closing Date) (both the open and closed portions) with the Therapeutic Goods Administration related to Seller's manufacture of bulk active pharmaceutical ingredient Paclitaxel.

        "Drug Master File (Europe)" means all documents filed (in the past, as of the date of this Agreement and as of the Closing Date) (both the open and closed portions) with any European regulatory authority including the EMEA related to Seller's manufacture of bulk active pharmaceutical ingredient Paclitaxel.

        "Drug Master File (United States)" means all documents filed (in the past, as of the date of this Agreement and as of the Closing Date) (both the open and closed portions) with the FDA related to Seller's manufacture of bulk active pharmaceutical ingredient Paclitaxel.

        "EMEA" means the European Agency for the Evaluation of Medicinal Products.

        "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

        "Employee Pension Benefit Plan" has the meaning set forth in ERISA §3(2).

        "Employee Welfare Benefit Plan" has the meaning set forth in ERISA §3(1).

        "Environmental, Health, and Safety Requirements" shall mean all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

        "ERISA Affiliate" means each entity that is treated as a single employer with Seller for purposes of Code §414.

        "Faulding Agreements" means the Second Amended and Restated Master Agreement, dated as of June 5, 2000, by and between Seller and F.H. Faulding & Co., Limited, and the European Agreement, dated as of March 2, 2001, by and between Seller and Central Laboratories, Limited.

        "Faulding Termination Agreement" means the Agreement attached hereto as Exhibit G.

        "FDA" means the United States Food and Drug Administration.

        "FDCA" means the United States Food, Drug and Cosmetic Act of 1938, as amended, and the rules and regulations thereunder.

        "Fiduciary" has the meaning set forth in ERISA §3(21).

        "GAAP" means United States generally accepted accounting principles as in effect from time to time consistently applied.

        "Governmental Authority" means any agency, authority, board, bureau, commission, court, legislative body, tribunal, department, office or instrumentality of any nature whatsoever or any governmental unit, whether federal, state, county, district, city, other political subdivision, or taxing district, foreign or otherwise, and whether now or hereafter in existence, or any officer or official thereof acting in an official capacity.

        "Gunbarrel Assets" means the assets (other than Inventory) that were included on the balance sheet of Seller as of the Most Recent Fiscal Year End, that were located at the Gunbarrel Facility and that have been or will be sold since the Most Recent Fiscal Year End in connection with the closure of the Gunbarrel Facility, including, without limitation, the assets set forth on Exhibit E hereto.

        "Gunbarrel Facility" means that certain former manufacturing facility of Seller located at 6304 Spine Road, Unit A, Boulder, Colorado.

        "Hart-Scott-Rodino Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

        "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto as of the Closing Date, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof, and all patents and patent applications with a common priority in all countries, (b) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (c) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (d) all computerized data, programmable logic controllers (PLCs), software and software licenses.

        "Inventory" means all raw materials and supplies, co-products and by-products, work in process, and finished goods relating to the Business, including, without limitation, the bulk active pharmaceutical ingredient generically known as Paclitaxel.

        "Knowledge" means, in the case of Seller, the actual knowledge, after due inquiry of the representatives of Seller listed on §1C of the Disclosure Schedule and, in the case of Buyer, the actual knowledge, after due inquiry, of the representatives of Buyer listed on §1D of the Disclosure Schedule.

        "Law" means any applicable statute, code, constitution, ordinance, principle of common law, decree, ruling, plan, injunction, judgment, charge, order or regulation of any applicable Governmental Authority and any treaty or other international agreement or accord. All references to "Laws," "Law," or specific reference to statutory or regulatory sections are referenced to those laws, that law, or those specific references to such statutory or regulatory sections as of the date hereof and as of the Closing Date.

        "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Seller for use in the Business, including, but not limited to, a 27,000 square feet manufacturing facility located at the Sterling Drive Facility, together with all Leased Real Property Subleases and the real property interests subject to the Cultivation Agreements, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller thereunder.

        "Leased Real Property Subleases" means all subleases, licenses or other agreements pursuant to which Seller conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any real property, including, without limitation, the Leased Real Property or any portion thereof.

        "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto,, including the Cultivation Agreements, pursuant to which Seller holds any Leased Real Property.

        "Lien" means any mortgage, pledge, lien, encumbrance, charge, claim, option, restriction, financing statement or other security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security devise.

        "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Business taken as a whole; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Change has occurred, the following changes or effects shall not be considered and shall be deemed not to constitute a Material Adverse Effect or Material Adverse Change: (i) changes in the oncology industry generally (including, but not limited to, the competitive or regulatory environment affecting injectable Paclitaxel in any market, the sale price of injectable Paclitaxel and the costs associated with the manufacture or sale of injectable Paclitaxel); (ii) changes in economic conditions in the United States or globally or in the financial markets in general; (iii) changes of which Buyer has Knowledge that result from actions taken or to be taken in connection with the transactions contemplated by this Agreement; (iv) changes in Law that apply generally to similarly situated persons; (v) any change or effect to the extent constituting or involving only assets other than Acquired Assets or only liabilities other than Assumed Liabilities; and (vi) any change in or effect on the Acquired Assets that is cured (including by payment of money) before the earlier of the Closing and the termination of this Agreement pursuant to §9.

        "MHRA" means the Medicines and Healthcare Products Regulatory Agency.

        "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

        "Multiemployer Plan" has the meaning set forth in ERISA §3(37).

        "Mylan Litigation" means the patent infringement action filed in June 2001 by Seller and Abbott in the United States District Court for the Western District of Pennsylvania against Mylan Laboratories, Inc., alleging infringement of U.S. Patent numbers 5,733,888, 5,972,992, 5,977,164, 6,140,359 and 6,306,894, all of which relate to Paclitaxel.

        "Names" means any logos, trademarks, trade names or service marks of Seller or any of its Affiliates other than those included in the Acquired Assets.

        "Ordinary Course of Business" means the ordinary course of business consistent with Seller's past custom and practice (including with respect to quantity and frequency).

        "Paclitaxel" means the chemical entity of the formula set forth in Schedule A.

        "Paclitaxel Records" means all documents owned by or in the possession of Seller related to Seller's process for manufacturing bulk active pharmaceutical ingredient Paclitaxel, including batch records, analytical methods, analytical results, Drug Master File (Australia), Drug Master File (Europe), Drug Master File (United States), pending amendments to the Drug Master Files, the Abridged Market Authorisation Application (AMAA) in Europe, and Seller's standard operating procedures for the manufacture and testing of bulk active pharmaceutical ingredient Paclitaxel.

        "Partner Agreements" means those agreements listed on §3(p)(xiv) of the Disclosure Schedule.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permitted Liens" means with respect to any Acquired Asset: (a) Taxes, assessments and other governmental levies, fees, or charges imposed that are not due and payable as of the Closing Date (b) mechanics' liens and similar liens for labor, materials, or supplies incurred in the Ordinary Course of Business for amounts that are not due and payable as of the Closing Date; (c) zoning, building codes, and other land use laws regulating use or occupancy of any real property or the activities conducted thereon that are imposed by any Governmental Authority that are not violated by the current use or occupancy of such real property or the operation of the Business as currently conducted thereon; (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to real property which do not or would not impair the use or occupancy of such real property in the operation of the Business as currently conducted thereon; (e) restrictions on transfer imposed by Law; and (f) liens securing rental payments under capital lease arrangements.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

        "Polypro Process" means the process relating to, among other things, the extraction of biomass and the concentration of extract, which process is described with particularity in the protocol heretofore or simultaneously delivered to Buyer.

        "Prohibited Transaction" has the meaning set forth in ERISA §406 and Code §4975.

        "Product Registrations" shall mean the approvals, registrations, applications, licenses, permits, franchises, orders, certificates, variances, and similar rights (including but not limited to any ANDA) related to or used in the operation of the Business which have been prepared, fixed and/or received (in preliminary and/or draft form, including without limitation those relating to any semi-synthetic process) in order to manufacture, market or sell bulk active pharmaceutical ingredient Paclitaxel (and related submissions to and correspondence with the regulatory authority responsible for the Product Registrations), in each case held in Seller's or any Affiliate of Seller's name, prior to the Closing Date to, from or with a Governmental Authority, and which are set forth on §1E of the Disclosure Schedule.

        "Proxy Statement" means the proxy statement to be prepared by Seller and distributed to Seller Stockholders in connection with the Special Meeting.

        "Regulatory Documentation" shall mean all (a) regulatory filings and supporting documents, chemistry, manufacturing and controls data and documentation, preclinical and clinical studies and tests; (b) records maintained under record keeping or reporting requirements of the FDA, EMEA, MHRA or any other Governmental Authority including without limitation the Drug Master File (Australia), the Drug Master File (Europe) and the Drug Master File (United States); and (c) any complaint, adverse event and medical inquiry filings with respect to the Business; in each case held in Seller's name or in any of its Affiliates' names and related to bulk active pharmaceutical ingredient Paclitaxel and/or Paclitaxel formulated in polyethoxylated castor oil and ethanol.

        "Reportable Event" has the meaning set forth in ERISA §4043.

        "Requisite Stockholder Approval" means the affirmative vote of the holders of a majority of the outstanding Seller Shares in favor of this Agreement.

        [*]

        "Retained Inventory" means any Inventory that has been committed to, and paid for by, Abbott Laboratories or any other Person who is not a party to this Agreement, [*].

        "Ross Agreement" means the Software License and Professional Services Agreement, dated as of June 27, 2002, by and between Seller and Ross Systems, Inc.

        "Ross Computer ERP system "means the primary server (NAPRO_ERP), an FRX Reporter server (NAPRO_SQL1), an Optio Forms Software server (NAPRO-OPTIO), all software and software licenses required to operate the Ross Computer ERP system on these servers in the Seller's operation of the Business (including, without limitation, the Oracle software), and all back-up hardware and data relating to each of the foregoing.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Seller Share" means any share of the common stock, par value US$0.0075 per share, of Seller.

        "Seller Stockholder" means a holder of Seller Shares.

        "Semi-synthetic Process" means all processes for the synthesis of Paclitaxel from 10- deacetylbaccatin III relating to and/or generally described in United States Drug Master File 16439 and/or the patents listed in §§3(l)(ii) and 3(l)(iii)(A) of the Disclosure Schedule and any modifications thereto to scale-up such process.

        "Specified Know-how" means all trade secrets, inventions, confidential business information and other information (including SOPs, PLCs, flow diagrams, chemical, pharmacological, toxicological, pharmacological, safety, quality assurance, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) related to the Business.

        "Specified Patents" means the patents and registrations, pending patent applications or applications for registration specified on §3(l)(ii) of the Disclosure Schedule and any patent disclosures thereto (including all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations), and all patents and patent applications with a common priority in all countries, owned by, or licensed to, Seller. For the avoidance of doubt, any patents and registrations, pending patent applications or applications for registration that are not listed on §3(l)(ii)of the Disclosure Schedule and any patent disclosures thereto (including all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations), and all related patents and patent applications with a common priority in all countries, owned by, or licensed to, Seller, are not included in the Acquired Assets.

        "Sterling Drive Facility" means that certain manufacturing facility located on Sterling Drive in Boulder, Colorado.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest hereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

        "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, levy or other like assessment of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Third Party Claim" means any complaint, action, lawsuit, claim, proceeding, condemnation, investigation, audit or other legal proceeding by or before any Governmental Authority or any arbitration or other alternative dispute resolution proceeding made or brought by any Person who is not a Party or an Affiliate of a Party.

        "Transaction Documents" means all agreements, instruments, certificates and other documents executed and/or delivered in connection with this Agreement, including, without limitation, the instruments of Assignment discussed in §2(e) hereof, the instruments of assignment and assumption delivered at Closing, the Intellectual Property Agreement, the Transition Services Agreement, the Abbott Termination Agreement, and the Faulding Termination Agreement.

        "UK Subsidiary" means NaPro BioTherapeutics, Ltd., organized under the laws of the United Kingdom.

        "USP Monograph" means the monograph for Paclitaxel adopted by The United States Pharmacopeial Convention, Inc., and as published in the U.S. Pharmacopeia as USP #26 effective January 1, 2003, subject to the issuance of the required reference standard.

        "WARN Act" means the Worker Adjustment and Retraining Notification Act.

        (b)   Each of the following terms is defined in the location set forth opposite such term:

Term	Location
AAA	§10(o)
Abbott Payment	§2(c)
Agreement	Preface
Base Inventory	§2(f)(i)
Buyer	Preface
CERCLA	§3(z)
Closing	§2(e)
Closing Date	§2(e)
Closing Inventory	§3(f)(ii)
Closing Payment	§2(c)
Confidentiality Agreements	§3(w)
Disclosure Schedule	§3
Employees	§6(g)
Estoppel Certificates	§7(a)
Fairness Opinion	§5(l)
Final Inventory Measurement Date	§2(f)(ii)
Financial Statements	§3(f)
Former Seller Employee	§6(g)(i)
Improvements	§3(k)
Indemnified Party	§8(d)
Indemnifying Party	§8(d)
Inventory Adjustment Amount	§2(f)(vi)
Inventory Notice	§2(f)(ii)
Landlord Leases	§3(k)
Lease Consents	§7(a)
Letter	§6(i)
Minimum	§8(b)(ii)
Most Recent Financial Statements	§3(f)
Most Recent Fiscal Month End	§3(f)
Most Recent Fiscal Year End	§3(f)
Party or Parties	Preface
Purchase Price	§2(c)
Real Property Laws	§3(k)
Records	§6(f)
Seller	Preface
Seller Employee	§6(g)(i)
Seller Pharmaceutical Products	§3(i)
Seller Receivables Account	§6(i)
Special Meeting	§5(k)
Specified Patents	§3(l)(ii)
Supply Agreement	§6(j)
Transferred Employee	§6(g)(ii)

        §2.    Basic Transaction.

        (a)    Purchase and Sale of Assets.    On the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this §2.

        (b)    Assumption of Liabilities.    On terms and subject to the conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller not included within the definition of Assumed Liabilities.

        (c)    Closing Payment.    Buyer agrees to pay at the Closing (i) US$71,700,000 minus the Inventory Adjustment Amount, if any, as determined in accordance with §2(f) of the Disclosure Schedule (such difference being hereinafter referred to as the "Base Amount"), of which (a) US$21,668,898, plus the amount of interest then due and payable under the loan to Seller from Abbott Laboratories under the Loan and Security Agreement, dated as of July 23, 1999, by and between Seller and Abbott Laboratories (the "Abbott Payment"), shall be paid by delivery of cash payable by transfer or delivery of other immediately available funds to the account designated by Abbott Laboratories or its designee, and (b) the Base Amount less the Abbott Payment (the amount computed in accordance with this subsection (b) is hereinafter referred to as the "Closing Payment") shall be paid by delivery of cash in the amount of the Closing Payment payable by wire transfer or delivery of other immediately available funds to the account designated by the Seller. The sum of the Abbott Payment, the Closing Payment, and the amount of the Assumed Liabilities is hereinafter referred to as the Purchase Price.

        (d)    The Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place via facsimile or electronic delivery of documents and receipt of documents previously sent by overnight courier service commencing at 10:00 a.m. (Mountain time) on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no earlier than the date forty-five (45) days after the date of this Agreement. All of the deliveries of documents that are contemplated by this Agreement to be made at the Closing shall be delivered to the applicable Party by (i) overnight courier service for delivery on the Closing Date or (ii), if delivery by overnight courier service on the Closing Date is not practicable, then by facsimile on the Closing Date, with original executed documents delivered on the next succeeding Business Day. Any documents to be delivered to a Party on the Closing Date will be delivered and held in escrow until the Parties communicate via telephone to confirm delivery of all documents and consummation of all other actions contemplated by this §2.

        (e)    Deliveries at the Closing.    At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in §7(a); (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in §7(b); (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) instruments of assignment (including bills of sale, Real Property and Intellectual Property transfer documents), transfer, conveyance, and assignment as Buyer and its counsel reasonably may request; (iv) Buyer will execute, acknowledge (if appropriate) and deliver to Seller such instruments of assumption as Seller and its counsel reasonably request; (v) Buyer will execute, acknowledge (if appropriate), and deliver to Seller, and Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) an Intellectual Property Agreement in the form attached hereto as Exhibit A and (B) a Transition Services Agreement consistent with the term sheet attached hereto as Exhibit B; (vi) Buyer will deliver to Seller the Closing Payment specified in §2(c); (vii) Buyer will deliver to Abbott Laboratories or its designee the Abbott Payment specified in §2(c), and Buyer will deliver or cause to be delivered to Seller a copy of the Abbott Note marked "paid in full."

        (f)    Inventory.

          (i)    The Inventory as of May 30, 2003 (the "Base Inventory") and the methodology for determining the amount of Inventory and calculating the value of Inventory are set forth on §2(f) of the Disclosure Schedule.

          (ii)   Not less than ten (10) Business Days prior to the Closing Date, Seller shall notify Buyer of the date on which Seller will take a final physical inventory count (the "Final Inventory Measurement Date"), which final physical inventory count date shall be at least 24 hours, but in no event more than 72 hours, prior to the Closing. Buyer shall have the right (but not the obligation) to observe such count in its sole discretion. On the Final Inventory Measurement Date, a physical inventory count will be conducted by Seller in accordance with the methodology set forth on §2(f) of the Disclosure Schedule or as agreed by Buyer and Seller prior to the Final Inventory Measurement Date in order to determine the Inventory as of the Final Inventory Measurement Date and will exclude the Retained Inventory (the "Closing Inventory"). Promptly upon completion of the final physical inventory count, Seller shall determine the value of such Inventory in accordance with the methodology set forth on §2(f) of the Disclosure Schedule and shall notify Buyer of the amount of Closing Inventory and the value of such Inventory (such notice being referred to as the "Inventory Notice").

          (iii)  In the event the Buyer agrees with the amount of the Inventory and the Inventory value calculation set forth in the Inventory Notice, the amount of, and value of such, Inventory shall constitute the Closing Inventory and the Inventory Adjustment Amount shall be calculated as set forth below. In the event Buyer does not agree with the amount of the Inventory and/or the Inventory value calculation set forth in the Inventory Notice, the Inventory Adjustment Amount for purposes of the Closing shall be zero; provided that Buyer and Seller shall negotiate in good faith to determine the Closing Inventory and the value of the Closing Inventory in accordance with §2(f)(iv) below.

          (iv)  In the event Buyer does not agree with the amount of the Inventory set forth in the Inventory Notice or believes that the principles set forth on §2(f) of the Disclosure Schedule have not been adhered to, Seller and Buyer shall undertake in good faith to agree upon the amount of the Inventory as of the Final Inventory Measurement Date in accordance with the methodology set forth on §2(f) of the Disclosure Schedule within five (5) Business Days after the Closing Date. If Buyer and Seller are unable to agree upon the Closing Inventory, as the case may be, within five (5) Business Days after the Closing Date, then Buyer and Seller hereby agree to submit such dispute to a internationally recognized independent auditing firm that is not then engaged by either Party for assurance services (the "Auditor"). The Auditor shall determine the Closing Inventory and apply the methodology specified on §2(f) of the Disclosure Schedule in determining the value of the Closing Inventory, and such determination shall be binding and final.

          (v)   To the extent the value of the Closing Inventory as established by the Auditor results in a positive Inventory Adjustment Amount, Seller shall immediately make payment to Buyer of the full Inventory Adjustment Amount. To the extent the value of the Closing Inventory as established by the Auditor results in a negative Inventory Adjustment Amount, Buyer shall immediately make payment to Seller of the full Inventory Adjustment Amount.

          (vi)  The "Inventory Adjustment Amount" shall be equal to (i) the value of the Base Inventory minus (ii) the value of the Closing Inventory, each as determined in accordance with the methodology set forth on §2(f) of the Disclosure Schedule and either agreed by Buyer and Seller or determined by the Auditor. Seller agrees that no sale or other disposition of Inventory shall occur between the Final Inventory Measurement Date and the Closing, without the express written consent of Buyer.

        (g)    Delivery After the Closing of the Mylan Litigation Payments.    If resolution of the claims asserted against the adverse parties in the Mylan Litigation results in the entry of a final order by any court that requires such parties to pay damages as part of the resolution of such litigation (including any settlement thereof), Buyer agrees to pay Seller [*] of any cash payments received by Buyer from any adverse party in the Mylan Litigation pursuant to any judgment or settlement thereof, including any royalties, as and when received by Buyer, as promptly as practicable following such resolution or settlement. For purposes of clarification, Buyer shall not be obligated to resolve the Mylan Litigation in any manner that requires any party to pay monetary damages, and Buyer shall not be required to provide to Seller the benefit, if any, which may result from any non-monetary resolution of the Mylan Litigation. Seller's failure to receive any payment pursuant to this section shall not constitute an Adverse Consequence; provided, however, that Buyer's failure to make payments as required by this section shall constitute an Adverse Consequence.

        (h)    Allocation.    The Parties agree to allocate the Purchase Price among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule delivered by Buyer to Seller pursuant to §5(r).

        (i)    Attempted Assignment of Acquired Assets or Assumption of Assumed Liabilities.    If any attempted assignment of an Acquired Asset or assumption of any Assumed Liability pursuant to this Agreement would (i) constitute a breach or default under any contract, (ii) violate any Law or (iii) adversely affect the rights, or increase the obligations of Buyer, so that Buyer would not, in fact, receive all such rights, or assume the obligations, of Seller with respect thereto as they exist prior to such attempted assignment or assumption, then Buyer and Seller, without having to incur or suffer any Adverse Consequences, shall enter into such arrangements as may be reasonably acceptable to both Buyer and Seller to provide for or impose upon Buyer the benefits of such Acquired Assets or the obligations of such Assumed Liabilities, as the case may be, and any transfer or assignment to Buyer by Seller of any such Acquired Asset, or any assumption by Buyer of any such Assumed Liabilities, which shall require such consent or authorization of a third party that is not obtained, shall be made subject to such consent or authorization being obtained.

        §3.    Seller's Representations and Warranties.    Subject to §10(p), Seller represents and warrants to Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). That portion of the Disclosure Schedule that pertains to Seller will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.

        (a)    Organization of Seller.    Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Seller has been duly qualified as a foreign corporation for the transaction of business, and is in good standing under the laws of each jurisdiction, including without limitation the State of Colorado, where the nature of its business makes such qualification necessary. Seller has all requisite power and authority to own, lease and operate the Acquired Assets and to carry on the Business as presently conducted.

        (b)    Authorization of Transaction.    Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder; provided, however, that Seller cannot consummate the transactions contemplated by this Agreement and the Transaction Documents unless and until it receives the Requisite Stockholder Approval. The board of directors of Seller has duly authorized the execution, delivery, and, subject to receiving the Requisite Stockholder Approval, performance of this Agreement and the Transaction Documents by Seller. This Agreement and the Transaction Documents constitute the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms and conditions subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (c)    Noncontravention.

          (i)    Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (a) violate any Law to which Seller is subject or any provision of the charter or bylaws of Seller or any of its Subsidiaries or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets other than Permitted Liens), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect, or the required notice has been given or the required consent has been obtained.

          (ii)   Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Delaware General Corporation Law, and the Securities Exchange Act, or as contemplated by §3(c) of the Disclosure Schedule, neither Seller nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

        (d)    Brokers' Fees.    Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

        (e)    Title to Assets.    As it pertains to the Business, except as set forth in §3(e) of the Disclosure Schedule, Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, Seller has good and marketable title to all of the Acquired Assets, free and clear of any Lien or restriction on transfer other than Permitted Liens.

        (f)    Financial Statements.    Attached hereto as Exhibit D are the following financial statements (collectively the "Financial Statements") (i) audited consolidated balance sheet and statement of operations, changes in stockholder's equity and cash flow as of and for the fiscal years ended December 31, 2001 and December 31, 2002 (the "Most Recent Fiscal Year End") with respect to the Company; and (ii) unaudited consolidated balance sheets and statements of income, as of and for the fiscal years ended December 31, 2001 and December 31, 2002 with respect to the Business; and (iii) unaudited consolidated balance sheets and statements of income (the "Most Recent Financial Statements") as of and for the seven months ended July 31, 2003 (the "Most Recent Fiscal Month End") with respect to the Business. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The financial statements referred to in clauses (ii) and (iii) above present fairly the financial condition of the Business as of such dates and the results of operations of the Business for such periods; provided, however, that the financial statements referred to in clauses (ii) and (iii) above lack footnotes and other presentation items and the financial statements referred to in clause (iii) above are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

        (g)    Events Subsequent to Most Recent Fiscal Year End.    Except as set forth in §3(g) of the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any Material Adverse

Change with respect to the Business or the Acquired Assets. Without limiting the generality of the foregoing, since that date, with respect to the Business and the Acquired Assets:

          (i)    Seller has not sold, leased, transferred, or assigned any asset or group of assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

          (ii)   Seller has not entered into any agreement, contract, lease, or license (or series of agreements, contracts, leases or licenses which in the aggregate are) outside the Ordinary Course of Business;

          (iii)  no Person (including Seller) has accelerated, terminated, made modifications to, or cancelled any material agreement, contract, lease, or license to which Seller is a party or by which it is bound;

          (iv)  Seller has not imposed any Lien other than Permitted Liens upon any of its assets, tangible or intangible;

          (v)   Seller has not made any capital expenditures outside the Ordinary Course of Business;

          (vi)  Seller has not made any capital investment in, or any loan to, any other Person outside the Ordinary Course of Business;

          (vii) Seller has not created, incurred, assumed, or guaranteed more than US$50,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

          (viii) Seller has not transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

          (ix)  Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (x)   Seller has not (a) made any loan to any of the directors, officers, and employees of Seller or any of its Affiliates other than loans made in connection with payroll advances, initiation of employment or as permitted by employee benefit plans, or (b) entered into any other transaction outside the Ordinary Course of Business with any of the directors, officers, and employees of Seller or any of its Affiliates;

          (xi)  Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of (i) any such existing contract or agreement or (ii) any employment policy;

          (xii) Seller has not granted any increase in the base compensation of any of the directors, officers, and employees of Seller or any of its Affiliates outside the Ordinary Course of Business;

          (xiii) Seller has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any employees of Seller involved with the Business, or taken any such action with respect to any other Employee Benefit Plan;

          (xiv) Seller has not made any other material change in employment terms, including without limitation compensation and benefits for any of the employees involved with the Business outside the Ordinary Course of Business;

          (xv) Seller has not changed its normal business practices or taken any other action outside the Ordinary Course of Business;

          (xvi) Seller has not made any loans or advances of money; and

          (xvii) Seller has not agreed, consented to or committed to do any of the foregoing.

        (h)    Undisclosed Liabilities.    As it pertains to the Business, the liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), the liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business, and the liabilities set forth in §3(h) of the Disclosure Schedule are the only material liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) of Seller.

        (i)    Legal Compliance.    As it pertains to the Business, Seller has complied with all Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Without limiting the generality of the foregoing:

          (i)    Seller holds all licenses from, and has submitted notices to, all Governmental Authorities (including, without limitation, all authorizations under the FDCA and all regulations of the FDA, the EMEA and all other applicable Governmental Authorities necessary for the lawful conduct of the Business);

          (ii)   to Seller's Knowledge, all intermediaries and drug products being manufactured, distributed, or developed by or for the benefit of Seller, including without limitation those being manufactured, distributed or developed by Avoca, Inc., ("Seller Pharmaceutical Products") that are subject to the jurisdiction of any Governmental Authority (including the FDA) are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the Laws and implementing regulations (including, as applicable, the FDCA and the Public Health Service Act, and their applicable implementing regulations);

          (iii)  to Seller's Knowledge, all clinical trials conducted by or for the benefit of Seller have been, and are being, conducted in material compliance with the applicable requirements of "Good Clinical Practice", informed consent, and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, 56 and 312 and all applicable Laws, including the privacy requirements of the Health Insurance Portability and Accountability Act and its implementing regulations;

          (iv)  all manufacturing operations conducted by or for the benefit of Seller relating to drugs for human use have been and are being conducted in compliance with the FDA's applicable current "Good Manufacturing Practice" regulations for drug products, to the extent applicable;

          (v)   Seller is in compliance in all respects with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar Laws;

          (vi)  no Seller Pharmaceutical Product has been recalled, suspended or discontinued as a result of any action by the FDA or any other similar foreign governmental entity by Seller or, to the Knowledge of Seller, any licensee, distributor or marketer of any Seller Pharmaceutical Product, in the United States or outside of the United States;

          (vii) Seller has not received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to withdraw approval, place marketing or sale restrictions, or request the recall of any Seller Pharmaceutical Product, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production, sale, marketing or reimbursement of any Seller Pharmaceutical Products;

          (viii) Seller has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto;

          (ix)  neither Seller, nor any officer or employee nor, to the Knowledge of Seller, any agent of Seller has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation; and

          (x)   neither Seller, nor to the Knowledge of Seller, any director, officer, manager, advisor, agent, or employee of Seller, nor any other Person associated with or acting for or on behalf of Seller, has directly or indirectly in connection with the operation of the Business (i) made or promised to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, or otherwise taken any similar action, (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained for or in respect of Seller or any Affiliate of Seller, or (D) in material violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

Seller makes no representations or warranties in this §3(i) with respect to Taxes, Environmental, Health, and Safety Requirements, Intellectual Property, or Laws respecting employment, employment practices, wage payment, health or safety, for which the sole representations and warranties of Seller are set forth in §§3(j), 3(z), 3(l) and 3(x) and (z), respectively.

        (j)    Tax Matters.

          (i)    Seller is not currently the beneficiary of any extension of time within which to file any Income Tax Return. Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. As it pertains to the Business, Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. Seller has complied in all material respects with filing requirements related to tax returns in each jurisdiction in which it may be subject to taxation.

          (ii)   There is no dispute or claim concerning any Tax liability either (A) claimed or raised by any authority in writing or (B) as to which Seller has Knowledge.

          (iii)  §3(j) of the Disclosure Schedule lists all federal, state, local, and foreign Income Tax Returns filed with respect to the Business for taxable periods ended on or after December 31, 1999, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 1999. As it pertains to the Business, Seller has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

          (iv)  As it pertains to the Business, Seller (A) has not made any material payments, is not obligated to make any material payments, and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code §280G, and (B) is not a party to any Tax allocation or sharing agreement. Neither Seller nor any Subsidiary (1) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Seller) or (2) has any liability for the taxes of any Person (other than Seller or any Subsidiary of Seller) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (v)   As it pertains to the Business, the unpaid Taxes of Seller (A) did not, as of the Most Recent Fiscal Month End, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

        (k)    Real Property.

          (i)    Seller does not own any real property that is used in the Business.

          (ii)   The Leased Real Property identified in §3(k)(ii) of the Disclosure Schedule (collectively, the "Leased Real Property") comprises all of the real property used or intended to be used in the Business; and Seller is not a party to any agreement or option related to the Business to purchase any additional real property or interest therein. §3(k)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Seller has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.

          (iii)  Except as set forth on §3(k)(iii) of the Disclosure Schedule, with respect to each of the Leases:

            (A)  such Lease is legal, valid, binding, enforceable and in full force and effect;

            (B)  the transaction contemplated by this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

            (C)  Seller's possession and quiet enjoyment of the Leased Real Property under each Lease with respect to Leased Real Property has not been disturbed and, to the Knowledge of Seller, there are no disputes with respect to any Lease;

            (D)  to the Knowledge of Seller, neither Seller nor any other party to the Lease is in breach or default under such Lease; and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

            (E)  no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

            (F)  Seller does not owe, and will not owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

            (G)  the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller;

            (H)  Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof; and

            (I)   Seller has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

          (iv)  §3(k) of the Disclosure Schedule sets forth a true and complete list of all Leased Real Property Subleases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (collectively, the "Landlord Leases"), including the date and name of the parties to such Landlord Lease document. Seller has delivered to Buyer a true and complete copy of each such Landlord Lease document, and in the case of any oral agreement, a written summary of the material terms of such agreement. Except as set forth in §3(k)(iv) of the Disclosure Schedule, with respect to each of the Landlord Leases: (i) such Landlord Lease is legal, valid, binding, enforceable and in full force and effect; (ii) none of Seller or, to the Knowledge of Seller, any other party to such Landlord Lease, is in breach or default thereunder, and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default thereunder; (iii) no security deposit or portion thereof deposited with respect to such Landlord Lease has been applied in respect of a breach or default under such Landlord Lease which has not been redeposited in full; (iv) Seller does not owe, and will not owe in the future, any brokerage commissions or finder's fees with respect to such Landlord Lease; and (v) the other party to such Landlord Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller.

          (v)   All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the "Improvements") are in good condition and repair and sufficient for their current use in the Business. There are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

          (vi)  There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or, to the Knowledge of Seller, threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the Business as currently conducted thereon.

          (vii) To the Knowledge of Seller, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the "Real Property Laws"). Seller has not received any notice of violation of any Real Property Law and, to the Knowledge of Seller, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

          (viii) Seller's use or occupancy of the Leased Real Property or any portion thereof and the operation of the Business as currently conducted is not dependent on a "permitted non-conforming use" or "permitted non-conforming structure" or similar variance, exemption or approval from any Governmental Authority.

          (ix)  To the Knowledge of Seller, none of the Leased Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

        (l)    Intellectual Property.    With respect to the Specified Patents, the Specified Know-how, the Paclitaxel Records, the Intellectual Property used in the Business (including the Polypro Process and the Semi-synthetic Process), the Ross Computer ERP, and all other software used in the Business:

          (i)    To the Knowledge of Seller, except as set forth on §3(l)(i)(A) of the Disclosure Schedule, Seller has not infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties, and Seller has not received any charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, except as set forth on §3(l)(i)(B) of the Disclosure Schedule, no third party has infringed upon, misappropriated, or violated any Intellectual Property rights of Seller in any respect.

          (ii)   §3(l)(ii) of the Disclosure Schedule identifies each of the Specified Patents, and identifies each material license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). §3(l)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright and all software used by Seller in connection with the Business.

          (iii)  Except as set forth on §3(l)(iii) of the Disclosure Schedule, with respect to each item of Intellectual Property required to be identified in §3(l)(ii) of the Disclosure Schedule:

            (A)  Seller possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

            (B)  the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

            (C)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

            (D)  Seller has not agreed to indemnify any Person for or against any infringement, misappropriation, or other conflict with respect to the item; and

            (E)  no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, including, without limitation, a failure by Seller to pay any required maintenance fees).

          (iv)  §3(l)(iv) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission in connection with the Business. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

          (v)   Except as set forth on §3(l)(v) of the Disclosure Schedule, with respect to each item of Intellectual Property required to be identified in §3(l)(iv) of the Disclosure Schedule:

            (A)  the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

            (B)  no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

            (C)  no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

            (D)  Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (vi)  §3(l)(vi) of the Disclosure Schedule identifies the Specified Patents related to the Semi-synthetic Process owned or used by Seller.

          (vii) The Intellectual Property licensed by Seller under the Bryn Mawr Agreement is used by Seller in the Semi-synthetic Process.

          (viii) The Acquired Assets include all Intellectual Property used by Seller in the Business.

        (m)    Paclitaxel Records.    The Paclitaxel Records completely and correctly reflect Seller's operations and manufacturing processes in accordance with requirements of all Governmental Authorities.

        (n)    Assets.    Except for the Gunbarrel Assets, Seller owns, leases or licenses all buildings, machinery, equipment, other tangible assets, patents, copyrights, know-how, and other intangible assets necessary or desirable for the conduct of the Business as presently conducted and as conducted since January 1, 2003, and all such assets are included in the Acquired Assets to be conveyed to Buyer hereunder. Without limitation of the foregoing, no computer hardware or other equipment (other than that which is included in the Acquired Assets) is needed to operate the Ross Computer ERP system. Except as set forth in §3(n) of the Disclosure Schedule, there have been no dispositions of any material assets (singly or in the aggregate) since May 30, 2003. Without limitation of the foregoing, none of the Gunbarrel Assets are necessary or desirable for the conduct of the Business. Seller owns no trademarks necessary or desirable for the conduct of the Business. The buildings, machinery, equipment, and other tangible assets included in the Acquired Assets are free from material defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear), and each is suitable for the purposes for which it is presently used.

        (o)    Inventory.    All of the Inventory of Seller included in the Acquired Assets is merchantable and fit for the purpose for which it was procured or manufactured and conforms with the specifications required under the applicable contract(s) pursuant to which it will be delivered, to the extent that the Inventory is identified to such contract(s), and none of such Inventory is damaged or defective, subject only to the reserve for inventory write-down set forth in §2(f) the Disclosure Schedule as adjusted for operations and transactions through the Closing Date in accordance with GAAP and the past custom and practice of Seller.

        (p)    Contracts.    §3(p) of the Disclosure Schedule lists the following contracts and other agreements to which Seller is a party that pertain to the Business or the Acquired Assets:

          (i)    any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of US$50,000 per annum;

          (ii)   any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of US$50,000;

          (iii)  any agreement concerning a strategic alliance, partnership or joint venture;

          (iv)  any agreement (or group of related agreements) under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of US$50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

          (v)   any agreement concerning non-competition, or any material agreement concerning confidentiality, other than the Partner Agreements and the Confidentiality Agreements;

          (vi)  any material agreement involving any Affiliate of Seller (including any Subsidiaries);

          (vii) any profit sharing, deferred compensation, severance, or other plan for the benefit of the officers and employees of Seller or any of its Affiliates;

          (viii) any collective bargaining agreement;

          (ix)  any agreement for the employment of any individual on a full-time basis; and any agreement for the employment of any individual on a part-time, consulting, or other basis, in excess of US$50,000 per year or not terminable on 30 days' notice or less or providing material severance benefits;

          (x)   any agreement under which it has advanced or loaned any amount to any of the directors, officers, and employees of Seller or any of its Affiliates;

          (xi)  any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

          (xii) any agreement under which Seller has advanced or loaned any other Person amounts in the aggregate exceeding US$10,000;

          (xiii) any agreement (or group of related agreements) not otherwise referred to in this §3(p) the performance of which involves consideration in excess of US$50,000;

          (xiv) the Partner Agreements; and

          (xv) the Cultivation Agreements.

Seller has delivered to Buyer a correct and complete copy of each written agreement listed in §3(p) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and to the Knowledge of Seller, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) neither Seller nor, to the Knowledge of Seller, any other party has repudiated any material provision of the agreement.

        (q)    Notes.    All notes of Seller related to the Business or included in the Acquired Assets are reflected properly on Seller's books and records, are valid and subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

        (r)    Powers of Attorney.    There are no outstanding powers of attorney executed on behalf of Seller that pertain to the Business or the Acquired Assets.

        (s)    Insurance.    §3(s) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Seller is a party, a named insured, or otherwise the beneficiary of coverage affecting the Business or the Acquired Assets:

          (i)    the name, address, and telephone number of the agent;

          (ii)   the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (iii)  the policy number and the period of coverage;

          (iv)  the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (v)   a description of any retroactive premium adjustments or other material loss sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, and in full force and effect in all material respects; (B) neither Seller nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. §3(s) of the Disclosure Schedule describes any material self-insurance arrangements affecting Seller.

        (t)    Litigation.    §3(t) of the Disclosure Schedule sets forth each instance in which Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge affecting the Business or the Acquired Assets, or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator with respect to the Business or the Acquired Assets.

        (u)    Product Warranty.    All of the products manufactured, sold, and delivered by Seller in connection with the Business have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller. All of the products manufactured, sold, or delivered by Seller as part of the Business are subject to standard terms and conditions of sale as set forth in the Partner Agreements.

        (v)    Product Liability.    To the Knowledge of Seller, Seller does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller as part of the Business.

        (w)    Employees.    To the Knowledge of Seller, no executive, officer or employee named on §6(g) of the Disclosure Schedule plans to terminate employment with Seller during the next 12 months, except as required to facilitate the transactions contemplated by this Agreement. As it pertains to the Business, Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years before the NLRB or otherwise. Seller has not committed any material unfair labor practice in connection with the operation of the Business. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller involved with the Business. Seller has paid in full all amounts owed to the Employees (whether for salary, bonus or otherwise). Except as set forth on §3(w) of the Disclosure Schedule, each of the Employees and Former Seller Employees is, and as of the Closing Date, shall be, party to a valid and enforceable confidentiality agreement with Seller (each a "Confidentiality Agreement" and, collectively, the "Confidentiality Agreements"). True and correct copies of each of the Confidentiality Agreements, together with a list identifying (A) the persons party to such Confidentiality Agreements and (B) with respect to each of the Former Seller Employees, his/her respective last date of employment, have been delivered to Buyer. No bonus or bonuses are payable to any of the Seller Employees with respect to services provided prior to the Closing date except for retention bonuses and bonuses that are contingent upon the success of the transactions contemplated by this Agreement.

        (x)    Employee Benefits

          (i)    §3(x)(i) of the Disclosure Schedule lists each Employee Benefit Plan that Seller maintains or to which Seller contributes or has any obligation to contribute in connection with the operation of the Business.

            (A)  Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered substantially in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

            (B)  All required reports and descriptions (including Form 5500 annual reports), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and any Employee Benefit Plan maintained by an Seller or an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

            (C)  All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

            (D)  Each such Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and Seller is not aware of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

            (E)  There have been no Prohibited Transactions with respect to any Employee Benefit Plan maintained by Seller or an ERISA Affiliate. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened.

            (F)  Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

          (ii)   Neither Seller nor any Subsidiary of Seller, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA §3(35)).

          (iii)  None of Seller, its Subsidiaries, or any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

          (iv)  Seller does not maintain, contribute to or have an obligation to contribute to, or have any material liability or potential liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees of Seller (or any spouse or other dependent thereof) other than in accordance with COBRA.

        (y)    Guaranties.    Seller, as it pertains to the Business, neither is a guarantor nor otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

        (z)    Environmental, Health, and Safety Matters.    As it pertains to the Business or the Acquired Assets:

          (i)    each of Seller and its predecessors and Affiliates has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements;

          (ii)   without limiting the generality of the foregoing, each of Seller and its Affiliates, has obtained, has complied, and is in compliance with, in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses and other authorizations is set forth in §3(z)(ii) of the Disclosure Schedule;

          (iii)  neither Seller nor its Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements;

          (iv)  none of the following exists at any property or facility owned or operated by Seller: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment, including electric transformers, containing polychlorinated biphenyls, (4) landfills, surface impoundments, or disposal areas; (5) leach fields, dry wells and sumps, (6) waste water treatment, collection and disposal systems, including, without limitation, septic systems, seepage pits, lagoons, and dry wells, (7) landfarms, sprayfields, and incinerators, (8) non-contact cooling water discharge areas, (9) areas that may have received floodwater or stormwater runoff from potentially contaminated areas, (10) materials or equipment containing urea formaldehyde, (11) any contaminant, hazardous substance or hazardous material migrating from an off-site source, through the subsurface, including the soil and groundwater, onto Seller's property or facility, or (12) areas containing historical fill material including non-indigenous material, deposited to raise the topographic elevation of the site, which was contaminated prior to emplacement, and is in no way connected with the operations at the location of emplacement and which includes, without limitation, construction debris, dredge spoils, incinerator residue, demolition debris, fly ash, or non-hazardous solid waste.

          (v)   neither Seller nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, remedial or corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements; and

          (vi)  neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

        (aa)    Certain Business Relationships with Seller's Affiliates.    None of Seller's Affiliates, directors, officers, or employees has been involved in any material business arrangement or relationship regarding the Business or the Acquired Assets with Seller within the past 12 months, and none of Seller's Affiliates, directors, officers, or employees owns any material asset, tangible or intangible, which is used in the Business.

        (bb)    Solvency.    As of the date of this Agreement, Seller is neither insolvent nor unable to pay its debts nor has made a general assignment with or for the benefit of its creditors, and no proceeding under any bankruptcy, insolvency or reorganization law has been commenced by or with respect to Seller. After consummation of the transactions contemplated by this Agreement, Seller will not be insolvent or unable to pay its debts.

        (cc)    UK Subsidiary.    Seller represents and warrants to Buyer that the representations to Buyer with respect to Seller in §§3(a)-(e), §3(j)(i)-(ii), §3(t), and §3(bb) are true and correct with respect to the UK Subsidiary as if the UK Subsidiary had been named therein in place of Seller.

        (dd)    Disclosure.    The definitive form of the Proxy Statement will comply with the Securities Exchange Act in all material respects. The definitive form of the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that Seller makes no representation or warranty with respect to any information that Buyer will supply specifically for use in the Proxy Statement.

        (ee)    Representations and Warranties of Buyer.    The representations and warranties set forth in this Agreement and the Transaction Documents constitute the sole and exclusive representations and warranties of Buyer in connection with the transactions contemplated hereby. Except for the representations and warranties expressly set forth in this Agreement and the Transaction Documents, Seller disclaims reliance on any representations, warranties or guarantees, either express or implied, by or on behalf of Buyer including, without limitation, any oral, written or electronic response to any information request provided to Seller and acknowledges that any such reliance would be unreasonable.

        §4.    Buyer's Representations and Warranties.    Buyer represents and warrants to Seller that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the Disclosure Schedule. That portion of the Disclosure Schedule that pertains to Buyer will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

        (a)    Organization of Buyer.    Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

        (b)    Authorization of Transaction.    Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

        (c)    Noncontravention.    Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Delaware General Corporation Law, and the Securities Exchange Act or as contemplated by §4(c) of the Disclosure Schedule, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

        (d)    Brokers' Fees.    Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

        (e)    Financing.    Buyer has available to it cash or cash equivalents to provide Buyer with all of the financing required in pay the Closing Payment and the Abbott Payment and all related transaction expenses. Buyer expressly acknowledges that, in executing this Agreement, Seller is relying on Buyer's representation with regard to the availability of the necessary funds for the payment of the Closing

Payment and the Abbott Payment upon Closing and that there is no condition precedent under this Agreement with regard to Buyer's ability to obtain financing.

        (f)    WARN Act.    Buyer does not intend to engage within 60 days of the Closing Date in a "plant closing" or "mass layoff" as such terms are defined in the WARN Act.

        (g)    Disclosure.    No information that Buyer will supply specifically for use in the Proxy Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

        (h)    Representations and Warranties by Seller.    The representations and warranties set forth in this Agreement and the Transaction Documents constitute the sole and exclusive representations and warranties of Seller in connection with the transactions contemplated hereby. There are no representations, warranties, covenants, understandings or agreements among the Parties regarding the Acquired Assets, the Assumed Liabilities or the Business or their transfer other than those contained in this Agreement and the Transaction Documents. Except for the representations and warranties expressly set forth in this Agreement and the Transaction Documents, Buyer disclaims reliance on any representations, warranties or guarantees, either express or implied, by or on behalf of Seller including, without limitation, any oral, written or electronic response to any information request provided to Buyer and acknowledges that any such reliance would be unreasonable. PRIOR TO THE EXECUTION OF THIS AGREEMENT, BUYER HAS CONDUCTED TO ITS SATISFACTION ALL NECESSARY AND SUFFICIENT EXAMINATION OF THE ACQUIRED ASSETS, ASSUMED LIABILITIES AND THE BUSINESS, AND IS RELYING ON ITS OWN EXAMINATION AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER (OTHER THAN THOSE SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS) OR ANY PERSON PURPORTING TO ACT ON BEHALF OF SELLER.

        §5.    Pre-Closing Covenants.    The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

        (a)    General.    Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7), subject in the case of Seller to the exercise of the fiduciary duties of its board of directors.

        (b)    Notices and Consents.    Seller will give any notices to third parties, and each of Seller and Buyer will use its commercially reasonable efforts to obtain any third party consents referred to in §3(c) above, the Lease Consents, and the items set forth in §5(b) of the Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in §3(c) and §4(c) above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its commercially reasonable efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith.

        (c)    Operation of Business.    Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not with respect to the operation of the Business (i) pay any amount to any third party with respect to any liability or obligation (including any costs and expenses Seller or any of its Subsidiaries have incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §3(g) above.

        (d)    Preservation of Business.    Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies and relationships with lessors, licensors, suppliers, customers, and employees. Seller shall not sell, distribute or otherwise dispose of any of the Acquired Assets, except for the sale of bulk active pharmaceutical ingredient Paclitaxel to Abbott in accordance with the terms and conditions of the Abbott Agreement, and to Buyer's Affiliates. Seller shall not sell or make any other disposition of its Inventory after the Final Inventory Measurement Date without the express written consent of Buyer.

        (e)    Full Access.    Seller will permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times and with 24 hours prior written notice, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Seller. Buyer will treat and hold as such any Confidential Information it receives from any of Seller and its Subsidiaries in the course of the reviews contemplated by this §5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller and its Subsidiaries all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

        (f)    Notice of Developments.    Each Party will give prompt notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above. Unless the Party receiving notice has the right to terminate this Agreement pursuant to §9(a) by reason of the development and exercises that right within the period of 10 Business Days referred to in §9(a), the written notice pursuant to this §5(f) will amend the Disclosure Schedule to have qualified the representations and warranties contained in §3 and §4 above, and to have cured any misrepresentations or breach of warranty that otherwise might have existed hereunder by reason of the development.

        (g)    Exclusivity.

          (i)    Seller agrees that neither it nor any of its Affiliates nor any of the officers and directors of it or any of its Affiliates will, and that it will use its best efforts to cause its and its Affiliates' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Affiliates) not to, directly or indirectly (A) initiate or solicit any inquiries, or the making of any proposal or offer with respect to, (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller or any of its Affiliates, (2) any purchase or sale of 33% or more of the consolidated assets (including, without limitation, stock or assets of Seller's Affiliates) of Seller and its Affiliates, taken as a whole, or (3) any purchase or sale of, or tender or exchange offer for, Seller's equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing in excess of 33% of the power to vote for the election of a majority of directors of Seller (any such proposal, offer or transaction (other than a proposal or offer made by Buyer or an Affiliate thereof) being referred to in this Agreement as an "Acquisition Proposal"), (B) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, (C) knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (D) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (E) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

          (ii)   Notwithstanding anything in this §5(g)(ii) to the contrary, (A) nothing in this Agreement shall restrict Seller from filing a Current Report on Form 8-K describing this Agreement and the transactions contemplated by this Agreement and by any other agreements being entered into by Seller on the date of this Agreement (which filing may include this Agreement as an exhibit) promptly after the date of this Agreement or from complying with its obligations under the Securities Act of 1933, as amended, the Securities Exchange Act and any other Law; provided, however, that such filing of Form 8-K shall comply with §6(d); (B) Seller's board of directors may authorize Seller to engage in discussions or negotiations with any Person who (without any solicitation or initiation, directly or indirectly, by Seller or any officer, director, employee, agent or representative of Seller (collectively, the "Representatives") after the date of this Agreement) seeks to initiate such discussions or negotiations and may furnish such Person information concerning and access to Seller and its Subsidiaries and their respective businesses, properties and assets, and Seller's board of directors may direct its Representatives to cooperate with and be available to consult with any such Person; provided that in the case of this clause (B), Seller's board of directors shall have determined in the exercise of its fiduciary duties that such action is in the best interests of Seller's Stockholders; (C) following receipt of an Acquisition Proposal that is financially superior to this Agreement (as determined in good faith by Seller's board of directors), Seller's board of directors may withdraw, modify or not make its recommendation in favor of this Agreement; provided that in the case of this clause (C), Seller's board of directors shall have concluded in good faith that such action is necessary in order for it to act in a manner that is consistent with its fiduciary obligations; and (D) Seller's board of directors may take and disclose to Seller Stockholders any position required under the Securities Exchange Act; provided that, in each case referred to in the foregoing clauses (B), (C) and (D), Seller shall not engage in negotiations with, or disclose any nonpublic information to, any Person unless it receives from such Person an executed confidentiality agreement on terms and conditions deemed to be appropriate by Seller's board of directors and its counsel and financial advisors. Seller shall immediately cease and cause to be terminated any existing solicitation of, and any discussion or negotiation conducted prior to the date of this Agreement by it or any of its Representatives with respect to any Acquisition Proposal. Except to the extent Seller's board of directors deems it necessary not to do so in the exercise of its fiduciary obligations, Seller will promptly notify Buyer of the receipt of any Acquisition Proposal, including the identity of the Person or group making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal. Nothing in this §5(g)(ii) shall (x) permit Seller to terminate this Agreement (except as specifically provided in §9 of this Agreement) or (y) affect any other obligation of Seller under this Agreement.

        (h)    Maintenance of Leased Real Property.    Seller will maintain the Leased Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect material improvements on the Leased Real Property or any portion thereof, without the prior written consent of Buyer.

        (i)    Leases.    Seller will not cause or permit any Lease to be amended, modified, extended, renewed or terminated; nor shall Seller enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property without the prior written consent of Buyer.

        (j)    Proxy Statement.

          (i)    Seller will as promptly as is reasonably practicable prepare and file with the SEC a preliminary Proxy Statement and related soliciting materials under the Securities Exchange Act relating to the Special Meeting; provided, however, prior to filing or mailing of the Proxy Statement, any supplement or amendment thereto, and any correspondence with the SEC, Seller will use its best efforts to respond to the comments of SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary.

  Buyer will provide Seller with whatever information and assistance in connection with the foregoing filings that Seller reasonably may request. Seller shall cause the Proxy Statement and related materials to comply as to form and substance in all material respects with Law, including without limitation the Securities Exchange Act, and the rules and regulations of Nasdaq.

          (ii)   Seller will notify Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant to this §5(j) and of any request by the SEC or its staff or any other government officials for amendments, revisions or supplements to the Proxy Statement or other SEC filings, or for additional information made pursuant hereto. Seller will supply Buyer with copies of all correspondence between Seller or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to Seller's Proxy Statement, the transactions contemplated by this Agreement, the Transactional Documents, or any other filing with the SEC related to the transactions contemplated by this Agreement. Seller will cause all documents that it is filing with the SEC or other regulatory authorities under this §5(j) to comply in all material respects with all Law.

        (k)    Special Stockholders' Meeting.    Promptly after the date of this Agreement, Seller will take all action necessary in accordance with Law, Seller's certificate of incorporation and bylaws, each as amended to date, and all contracts binding on Seller to give notice of a special meeting of its stockholders (the "Special Meeting"), as soon as reasonably practicable and in any event (to the extent permissible under Law) within 45 days after the clearance by the SEC of the preliminary Proxy Statement in order that the Seller Stockholders may consider and vote upon the adoption of a resolution approving the transactions contemplated by this Agreement in accordance with the Delaware General Corporation Law. Seller will mail the Proxy Statement to its stockholders as soon as reasonably practicable. Subject to the fiduciary duty of Seller's directors and Law, Seller will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the transactions contemplated hereby, and will take all other action necessary to secure the approval of its stockholders (by vote or consent) required by the rules of the Nasdaq Stock Market and Law, Seller's certificate of incorporation and bylaws, each as amended to date, and all Contracts binding on Seller. The Proxy Statement will contain the affirmative recommendation of the board of directors of Seller in favor of the adoption of a resolution approving the transactions contemplated by this Agreement; provided, however, that no director or officer of Seller shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith. Seller will convene the Special Meeting as set forth in the Proxy Statement as soon as practicable in accordance with Seller's bylaws and the rules of the Nasdaq Stock Market and Law.

        (l)    Fairness Opinion.    Seller will deliver to Buyer on or before the date the Proxy Statement is mailed to the stockholders of Seller a copy of the opinion of Wells Fargo Securities, LLC, dated as of the date of this Agreement and addressed to the Board of Directors of Seller, as to the fairness of the Purchase Price to Seller from a financial point of view (the "Fairness Opinion").

        (m)    Transfer of Assets of Cayman Subsidiary.    Seller shall take all actions necessary to cause the Cayman Subsidiary to transfer all assets that are used in the Business and owned or otherwise held by the Cayman Subsidiary to be sold or transferred, as the case may be, to Seller prior to the Closing.

        (n)    Confidentiality.    The Parties will comply in all respects with the terms of Section 6(d).

        (o)    Transfer of UK Subsidiary.    Buyer will elect not less than thirty (30) days prior to the Closing Date whether to purchase the stock or assets of the UK Subsidiary.

        (p)    Assistance with European Regulatory Matters.    Prior to the Closing, Seller shall from time to time and at the request of Buyer consult with Buyer in good faith with respect to Seller's European regulatory dossier, including distribution rights in European countries and the treatment of the Finnish market authorization.

        (q)    Information System Transition.    Promptly after the date of this Agreement the Parties will begin taking the steps to accomplish the transfer of the Ross Computer ERP System and the information system from Seller to Buyer in an orderly manner, which shall include Seller dedicating time of its internal information technology professionals to separating and testing the separate servers. The steps to be taken will include (w) the transfer of the Ross Agreement from Seller to Buyer with consent of Ross Systems, Inc.; (x) configuring and implementing Seller's present production hardware, software and data for Buyer's use in running the Business after the Closing Date; (y) configuring and implementing the back-up server, software and data for Seller's use after the Closing; and (z) accomplishing appropriate testing and a cutover for both Buyer and Seller concurrent with Closing. Buyer, at its expense, will (i) direct Ross Systems, Inc. to perform the support tasks necessary to assist in accomplishing the described transfer, (ii) implement an e-mail system for its use after the Closing Date, (iii) upgrade the hardware and software of the Sterling Drive Facility's file server (NAPRO_STERLING) if required, (iv) implement its own Internet provider, (v) perform validation testing, (v) add another domain controller if desired, and (vi) implement its own FAX facility and appropriate network security.

        (r)    Allocation of Purchase Price.    Not later than five (5) days before the Closing Date, Buyer shall provide to Seller an allocation of the Purchase Price among the Acquired Assets for all purposes (including financial accounting and tax purposes).

        (s)    Voting Assurances.    Within five (5) Business Days after the date of this Agreement, Buyer and each of Leonard P. Shaykin and Sterling K. Ainsworth shall enter into a voting agreement substantially in the form heretofore provided to Buyer.

        (t)    Amendment of Certain Agreements.    Seller shall not amend the Avoca Agreement or the Abbott Termination Agreement in any respect without the prior written consent of Buyer.

        §6.    Post-Closing Covenants.    The Parties agree as follows with respect to the period following the Closing.

        (a)    General.    In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8). Without limitation of the foregoing, upon the reasonable request of Buyer (or its assigns) and at Buyer's expense, Seller will promptly make available, and will direct its third party agents to make available, to Buyer (or its assigns) all pertinent facts and documents reasonably relating to the Intellectual Property transferred to Buyer pursuant to this Agreement as may be known and accessible to Seller, and Seller will promptly execute and deliver to Buyer or its legal representative any and all papers, instruments or affidavits required to apply for, obtain, maintain, issue, enforce and perfect the rights, title, and interest in the Intellectual Property transferred pursuant to this Agreement, in all countries.

        (b)    Litigation Support.    In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party

(unless the contesting or defending Party is entitled to indemnification therefore under §8). Notwithstanding anything to the contrary in this Agreement, Seller hereby acknowledges and agrees that Buyer is under no obligation to contest or defend against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand involving Seller, including, without limitation, the Mylan Litigation and the proceedings described on §3(t) of the Disclosure Schedule and that Seller shall have no recourse or claim if Buyer elects not to contest or defend any such claim, provided, however, that nothing in this §6(b) shall affect Seller's rights under §8(c)(ii).

        (c)    Transition.    Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing and will use its commercially reasonable efforts to cooperate with Buyer to transition such relationship to Buyer, provided that Seller will not be obligated to bear any out of pocket expense associated with such transition.

        (d)    Confidentiality.    Except as (i) expressly permitted under this Agreement or (ii) in connection with the operation of [*], Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession; provided, however, that Seller shall obtain the prior written consent of Buyer, which shall not be unreasonably, withheld, conditioned or delayed, before disclosing the Polypro Process or the Semi-synthetic Process to any third party, and further provided that not such consent will be required if Seller obtains the agreement of any such third party to abide by the restrictions on use of such processes as they apply to Seller under this Agreement. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. Notwithstanding the foregoing, any Party and its employees, representatives and other agents are authorized to disclose the tax structure or tax consequences of the transaction contemplated by this Agreement. Buyer agrees, in connection with Seller's operation of [*], to submit a "letter of access" to the FDA and other Governmental Authorities designated by Seller granting Seller the right of access to Confidential Information transferred to Buyer as part of the transactions contemplated by this Agreement. Without limitation of the foregoing, each of Buyer and Seller agrees that the terms of this Agreement and the Transaction Documents shall not be disclosed or otherwise made available to the public and that copies of this Agreement and the Transaction Documents shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by the Laws of the U.S. Securities and Exchange Commission (or other Governmental Authority), each of Buyer and Seller (as applicable) agrees to use commercially reasonable efforts to obtain "confidential treatment" of those portions of this Agreement and the Transaction Documents designated by the other as confidential with the U.S. Securities and Exchange Commission and any other applicable Governmental Authority (or the equivalent treatment by any other Governmental Entity) and to redact such terms of this Agreement and the Transaction Documents as the other party shall request. In furtherance of the foregoing, the parties agree to consult with each other in good faith in the preparation of any confidential treatment application and the redacted versions of this Agreement and any applicable Transaction Documents. In addition, notwithstanding anything to the contrary herein, either Party (and any employee, representative or other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, (i) tax treatment and tax structure shall not include the identity of any existing or future Party (or any affiliate of such Party) and (ii) disclosure of any information shall not be permitted to the extent that nondisclosure is necessary in order to comply with applicable securities laws.

        (e)    Covenant Not to Compete.    For a period of five years from and after the Closing Date, Seller will not manufacture, use or sell bulk active pharmaceutical ingredient Paclitaxel for use in formulation of Paclitaxel formulated in polyethoxylated castor oil (whether including further components or not), including, without limitation, Paclitaxel formulated in polyethoxylated castor oil and ethanol; [*]. For a period of three years from and after the Closing Date, Seller will not manufacture and/or supply Paclitaxel using the Polypro Process or the Semi-synthetic Process for commercial purposes; provided, however, that Seller has the right to use the Polypro Process and the Semi-synthetic Process for non-commercial purposes in accordance with the Intellectual Property Agreement. With respect to this covenant not to compete, (i) no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses and (ii) no activity of Seller permitted or contemplated by Exhibit A shall be prohibited by this §6(e). If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

        (f)    Books and Records.    On or before 15 days after the Closing Date, Seller will deliver or cause to be delivered to Buyer, at Buyer's request all files, records, information and data relating to the Business and the Acquired Assets that are in the possession or control of Seller and its Subsidiaries (the "Records"), except for such Records Seller is entitled to keep under the terms of Exhibit A. Buyer agrees (a) to hold the Records and not to destroy or dispose of any portion thereof for a period of four years from the Closing Date or such longer time as may be required by applicable law, provided that, if it desires to destroy or dispose of such Records during such period, it will first offer in writing at least 60 days before such destruction or disposition to surrender them to Seller and if Seller does not accept such offer within 20 days after receipt of such offer, Buyer may take such action and (b) following the Closing Date to afford Seller, its accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to Buyer's employees at no cost to Seller (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing in this Agreement shall limit any Party's rights of discovery under applicable law. Buyer agrees to provide Seller and its Affiliates reasonable access to, and the right to make copies of, the Records after the Closing Date in order for Seller to comply with its obligations under this Agreement, to prepare any tax returns and to prepare any filings with the SEC.

        (g)    Employment Matters.

          (i)    §6(g)(i) of the Disclosure Schedule contains a true and correct list of the name, job title, classification, current base salary or hourly wage, date of hire, current vacation entitlement and assigned location of all employees of Seller (the "Employees") actively employed in the Business as of the date of this Agreement, including any such individual on short-term disability or approved leave of absence who was so employed immediately before such disability or absence, whose employment with Seller will terminate upon Closing. At the Closing, Seller shall provide to Buyer an updated §6(g)(i) of the Disclosure Schedule which shall disclose all the information required under the preceding sentence as of the day prior to Closing. All individuals included on the original §6(g)(i) of the Disclosure Schedule plus all individuals included on the updated §6(g)(i) of the Disclosure Schedule whose hiring was approved by Buyer, are herein referred to as the "Seller Employees." With respect to any Seller Employee who is not actively employed due to short-term disability or approved leave of absence, the updated §6(g)(i) of the Disclosure Schedule shall indicate the reason for such absence and the date such individual is reasonably expected to return to active employment. If a Seller Employee who is not actively employed at the time of Closing due to short-term disability or approved leave of absence is, in the reasonable opinion of Buyer, unfit to return to active employment with Buyer within 30 days of the expected return date indicated on the updated §6(g)(i) of the Disclosure Schedule or otherwise does not commence active employment with Buyer within such 30 day period, such individual shall be considered a "Former Seller Employee" for all purposes under this Agreement.

          (ii)   Effective as of 12:01 a.m. on the Closing Date, Seller shall cause the employment of all Seller Employees (other than those individuals who are not actively employed due to short-term disability or approved leave of absence, whose employment shall be terminated upon their return to active employment) to be terminated. Effective as of 12:01 a.m. on the Closing Date, Buyer intends to offer employment to all Seller Employees terminated in accordance with the preceding sentence (except that with respect to those individuals on short-term disability or an approved leave of absence, subject to their commencement of active employment with Buyer within 30 days of their expected return date as indicated on updated §6(g)(i) of the Disclosure Schedule, Buyer intends to offer employment to such individuals upon their return from short-term disability or approved leave of absence) on terms and conditions, including salary and benefits, in conformance with Buyer's policies in effect for Buyer's employees at the Closing Date. All Seller Employees to whom Buyer offers employment and who accept such employment are herein referred to as the "Transferred Employees." Nothing in this §6(g) shall limit Buyer's authority to terminate the employment of any Transferred Employee at any time and for whatever reason. Beginning on the first Business Day following the execution of this Agreement, Seller shall provide or make available to Buyer, to the extent permitted by Law, such information regarding the Transferred Employees as is contained in Seller's personnel records, including without limitation information regarding accrued or incurred but unpaid liabilities for wages, vacations, deferred compensation, medical/dental/vision, workers' compensation, disability and other welfare benefit claims.

          (iii)  Seller shall be responsible for the payment of any Seller Employee benefits that are or become due to any Transferred Employees as a result of their termination by Seller in accordance with §6(g), including, without limitation, all accrued vacation, sick and severance pay, if any, as well as any amounts that may be payable to any Seller Employee under Seller's 401K plan. All such Transferred Employees shall receive credit for all prior service with Seller for purposes of participation in Buyer's employee benefit plans.

          (iv)  Seller shall be responsible for all legally mandated health care continuation coverage for Seller Employees and Former Seller Employees and their covered dependents who had or have a loss of coverage due to a "qualifying event" (within the meaning of Section 603 of ERISA) which occurred or occurs on or prior to the Closing Date including without limitation, any loss of coverage that results directly or indirectly from the transaction contemplated by this Agreement.

          (v)   Seller shall retain liability for payment of any long-term or short-term disability benefits to any Seller Employee or Former Seller Employee that relate to a disability which was first disclosed or arose prior to the Closing Date.

          (vi)  Seller shall retain liability under all health, medical, accidental death and disability life insurance and any other welfare and benefit plans, programs or policies of Seller accrued prior to the Closing Date.

          (vii) Seller and Buyer hereby acknowledge and agree that in conformity with the Standard Procedure of IRS Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Seller will be responsible for and perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any Seller Employee in connection with employment on or prior to the Closing Date; and (ii) Buyer will be responsible for and perform all Tax withholding, payment, and reporting duties with respect to any wages and other compensation paid by Buyer to any Transferred Employee in connection with employment after the Closing Date.

          (viii) Seller and Buyer hereby acknowledge and agree that (A) in accordance with §2101(b)(i) of the WARN Act, Seller will be responsible for any Seller plant closing or mass layoffs that take place prior to the Closing Date, and Buyer will be responsible for any Buyer plant closing or mass layoffs that take place on or after the Closing Date, and (B) all of Seller Employees as of the Closing Date (other than those individuals who are not actively employed on the Closing Date due to short-term disability or approved leave of absence) will be deemed to have become Transferred Employees of Buyer immediately on the Closing Date for purposes of the WARN Act. Buyer shall be liable for any WARN Act liability as to any Seller Employee not hired by Buyer.

          (ix)  Seller hereby covenants and agrees that during the three (3) year period following the Closing Date Seller shall not, and shall use its commercially reasonable efforts to cause its directors, officers and employees not to, directly or indirectly, either alone or as a stockholder, partner, consultant, LLC member, creditor, director, officer or LLC manager of any Person, or in any other capacity, (A) solicit, induce or attempt to induce any employee of Buyer (including, without limitation, any Seller Employee) to leave the employ of Buyer; (B) interfere in any way with the relationship between Buyer and any of its employees; or (C) hire any person who is a Former Seller Employee or who is or was an employee of Buyer (including, without limitation, any Seller Employee), in each case unless six (6) months, shall have elapsed since the latest date such employee was an employee of Seller or Buyer, as the case may be, or unless the termination of such person's employment with Buyer was involuntary, without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. Buyer hereby covenants and agrees that, except for the Transferred Employees, during the three (3) year period following the Closing Date, Buyer shall not, and shall use its commercially reasonable efforts to cause its directors, officers and employees, directly or indirectly, either alone or as a stockholder, partner, consultant, LLC member, creditor, director, officer or LLC manager of any Person, or in any other capacity, not to solicit, induce or attempt to induce any employee of Seller (including, without limitation, any Seller Employee) to leave the employ of Seller or (B) interfere in any way with the relationship between Seller and any of its employees, without the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed.

        (h)    Use of Names.    Seller hereby grants to Buyer a non-exclusive, fully paid-up and royalty-free, right and license under the Names solely to the extent necessary to allow Buyer and its Affiliates and their designees to manufacture, package, use and sell the Inventory (including packaging used or available for use with the Inventory) and finished goods using the Inventory existing as of the Closing Date (whether in the possession of Buyer, a distributor or any other third party) and bearing the name or any logo, mark, sign or other label of Seller; provided, however, that such grant shall expire the earlier of: (i) the date two years after the Closing Date; or (ii) the date on which the Inventory (including packaging used or available for use with the Inventory) and finished goods using the Inventory bearing Seller's name, logo, mark, sign or other label has been depleted. Buyer will, and will cause its Affiliates to, use and sell the Inventory bearing the name or any logo, mark, sign, or other label of Seller prior to using or selling comparable inventory or product not bearing Seller's name, logo, mark, sign or other label.

        (i)    Collection of Accounts Receivable.    Buyer shall, by letter prepared by Seller and reasonably acceptable to Buyer (the "Letter"), authorize, instruct and direct that the account parties of all accounts, receivables, and insurance proceeds (such parties, the "Account Parties") that exist immediately prior to the Closing shall make and deliver all payments relating thereto to such location, bank and account (the "Seller Receivables Account") as Seller shall specify. The Letter shall cover all such matters as Buyer and Seller shall reasonably determine. If, notwithstanding such Letter, any of the Account Parties remit payments on or after the Closing directly or indirectly to Buyer instead of to the Seller Receivables Account, Buyer shall promptly deliver all such payments (including but not limited to negotiable instruments which shall be duly endorsed by Buyer to the order of Seller) to Seller. Likewise, if Seller at any time receives any payment relating to accounts receivable arising on or after the Closing with respect to the Business, Seller shall promptly deliver all such payments (including but not limited to negotiable instruments which shall be duly endorsed by Seller to the order of Buyer) to Buyer.

        (j)    Supply Agreement.    Buyer and Seller will negotiate in good faith the terms of a mutually acceptable supply agreement (the "Supply Agreement") to be entered into, if at all, effective as of the Closing Date that will provide for the purchase by Seller from Buyer and the sale by Buyer to Seller of bulk active pharmaceutical ingredient Paclitaxel on the prices and in the amounts set forth in the Supply Agreement, it being understood that neither Party is obligated to enter into such an agreement.

        §7.    Conditions to Obligation to Close.

        (a)    Conditions to Buyer's Obligation.    The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i)    the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

          (ii)   Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Seller shall have performed and complied with all of such covenants in all respects through the Closing;

          (iii)  Seller shall have procured all of the third party consents specified in §5(b) above;

          (iv)  there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (v)   Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(v) is satisfied in all respects;

          (vi)  all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and Seller and Buyer shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in §3(c) and §4(c) above;

          (vii) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

          (viii) Seller shall have obtained and delivered to Buyer a written consent for the assignment of each of the Leases (the "Lease Consents"), in form and substance satisfactory to Buyer and Buyer's lender, except where the failure to obtain any such Lease Consent shall not have a Material Adverse Effect;

          (ix)  Seller shall have obtained and delivered to Buyer an estoppel certificate with respect to each of the Leases that relate to Leased Real Property, dated no more than 30 days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to Buyer (the "Estoppel Certificates"), except where the failure to obtain any such Estoppel Certificate shall not have a Material Adverse Effect;

          (x)   no damage or destruction or other change has occurred with respect to any of the Leased Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Leased Real Property or the operation of the Business;

          (xi)  Seller shall have delivered to Buyer a copy of its certificate of incorporation certified on or soon before the Closing Date by the Secretary of State of the State of Delaware;

          (xii) Seller shall have delivered to Buyer a copy of a certificate of good standing issued on or soon before the Closing Date by the Secretary of State of the State of Delaware;

          (xiii) Seller shall have delivered to Buyer a copy of a certificate of good standing issued on or soon before the Closing Date by the Secretary of State of the State of Colorado;

          (xiv) Seller shall have paid all amounts accruing and/or owed to the Seller Employees that would become payable after the Closing Date with respect to services provided prior to the Closing Date, including, without limitation, any retention bonuses or bonuses that are contingent upon the success of the transactions contemplated by this Agreement;

          (xv) neither the Avoca Agreement nor the Abbott Termination Agreement shall have been amended in any respect without the prior written consent of Buyer

          (xvi) a resolution approving the transactions contemplated by this Agreement shall have been adopted by the Requisite Stockholder Approval;

          (xvii) Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Certificate of Incorporation of Seller since the date specified in clause (xi) above; (ii) the bylaws of Seller; (iii) the resolutions of the board of directors (or a duly authorized committee thereof) of Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement or any other agreement contemplated by this Agreement; and

          (xviii) if the portions of the ChromaDex Contract relating to the Business are not assigned to Buyer on terms and conditions satisfactory to Buyer, then Buyer and Seller shall have entered into an agreement or agreements mutually satisfactory to Buyer and Seller with respect to services to be provided by ChromaDex, Inc. to each of Buyer and Seller, respectively, after the Closing.

          (xix) Buyer and Seller shall have entered into a Transition Services Agreement consistent with the term sheet attached hereto as Exhibit B.

        Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

        (b)    Conditions to Seller's Obligation.    The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i)    the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

          (ii)   Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

          (iii)  there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (iv)  Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects;

          (v)   a resolution approving the transactions contemplated by this Agreement shall have been adopted by the Requisite Stockholder Approval;

          (vi)  the Fairness Opinion shall not have been withdrawn or modified in any material respect not acceptable to the board of directors of Seller;

          (vii) all applicable waiting periods (and any extensions thereof) under the Hart- Scott-Rodino Act shall have expired or otherwise been terminated and Seller and Buyer shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in §3(c) and §4(c) above;

          (viii) Seller and Abbott shall have entered in the Abbott Termination Agreement;

          (ix)  Seller and Buyer shall have entered into the Faulding Termination Agreement;

          (x)   Buyer shall have delivered to Seller a copy of a certificate of good standing certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of its incorporation;

          (xi)  Buyer shall have delivered to Seller a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (A) the resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (B) incumbency and signatures of the officers of Buyer executing this Agreement or any other agreement contemplated by this Agreement;

          (xii) if the portions of the ChromaDex Contract relating to the Business are not assigned to Buyer on terms and conditions satisfactory to Buyer, then Buyer and Seller shall have entered into an agreement or agreements mutually satisfactory to Buyer and Seller with respect to services to be provided by ChromaDex, Inc. to each of Buyer and Seller, respectively, after the Closing; and

          (xiii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller. Seller may waive any condition specified in this §7(b) if it executes a writing so stating at or prior to the Closing.

          (ix)  Buyer and Seller shall have entered into a Transition Services Agreement consistent with the term sheet attached hereto as Exhibit B.

        §8.    Remedies for Breaches of This Agreement.

        (a)    Survival of Representations and Warranties.    All of the representations and warranties of Seller contained in §3(f)-(i) and §§3(k) and (m)-(cc) above shall survive the Closing and continue in full force and effect for a period of eighteen months thereafter; provided, however, that the representations and warranties contained in §§3(l) and (z) above shall survive the Closing and continue in full force and effect for a period of three years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of Seller contained in §3(a)-(e) and §3(j) above) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

        (b)    Indemnification Provisions for Buyer's Benefit.

          (i)    In the event Seller breaches any of its representations, warranties, and covenants contained in this Agreement within the survival period (if there is an applicable survival period pursuant to §8(a) above), and, provided that Buyer makes a written claim for indemnification against Seller pursuant to §10(g), then Seller agrees to indemnify and hold harmless Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by Seller's breach; provided, however, that (A) Seller shall not have any obligation to indemnify or hold harmless Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by Seller's breach of any representation or warranty contained in §3(f)-(cc) above unless the aggregate of all such amounts exceeds [*] (the "Minimum") in the aggregate, and then only to the full extent of any such amount in excess of the Minimum; and (B) there will be an aggregate ceiling of [*] on the obligation of Seller to indemnify and hold harmless Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of Seller contained in §3(f)-(cc) above.

          (ii)   Seller agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of Seller which is not an Assumed Liability (including any liability of Seller that becomes a liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of Law);

        (c)    Indemnification Provisions for Seller's Benefit.

          (i)    In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Seller makes a written claim for indemnification against Buyer pursuant to §10(g) within that survival period (if there is an applicable survival period pursuant to §8(a) above), then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

          (ii)   Buyer agrees to indemnify Seller from and against the entirety of (A) any Adverse Consequences suffered by Seller resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability and (B) any Adverse Consequences suffered by Seller arising with respect to any third party claim regarding the Mylan Litigation. Except as provided by §10(q), Buyer shall not be responsible for any attorneys' fees or other costs incurred by Seller prior to the Closing Date. After the Closing Date, Buyer shall only be responsible for costs, including attorneys' fees, of maintaining the Mylan Litigation if the Closing occurs and if Buyer elects to continue prosecuting the Mylan Litigation in its sole discretion.

          (iii)  Notwithstanding anything to the contrary herein, Buyer shall not have any obligation to indemnify Seller from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by Buyer's breach of any representation or warranty of Buyer contained in §4 unless the aggregate of all such amounts exceeds the Minimum in the aggregate and then only to the full extent any such amount is in excess of the Minimum.

        (d)    Matters Involving Third Parties.

          (i)    If any third party notifies either Party (the "Indemnified Party") with respect to a Third Party Claim which may give rise to a claim for indemnification by the Indemnified Party against the other Party (the "Indemnifying Party") under this §8, then the Indemnified Party shall promptly provide a written Claim for Indemnification to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder but as a result of such delay, the Indemnified Party shall not be liable to the Indemnifying Party for the amount of damages caused by such delay.

          (ii)   The Indemnifying Party shall have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve the Indemnified Party's rights in this regard; and provided further that the Indemnified Party may retain separate co counsel at its sole cost and expense and participate in the defense of the Third Party Claim. Failure to timely respond shall constitute a final and binding acceptance of the Claim for Indemnification by the Indemnifying Party, and the Claim for Indemnification shall be paid in accordance with §8(g).

          (iii)  So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in good faith and in accordance with §8(d)(ii), (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be conditioned, withheld or delayed unreasonably); and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be conditioned, withheld or delayed unreasonably).

          (iv)  In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with §8(d)(ii) above, however, (A) the indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §8.

        (e)    Matters not Involving Third Party Claims.    Buyer or Seller may make a claim for any matter that does not involve a Third Party Claim in any amount to which they may be entitled under this §8 by providing a Claim for Indemnification against the other promptly after such Indemnified Party has notice of any Adverse Consequence which may give rise to a claim for indemnification; provided, however, that no delay on the part of Buyer or Seller in notifying the other shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the

Indemnifying Party is actually prejudiced by such delay. The Indemnifying Party shall have 30 days to object to the Claim for Indemnification by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely respond shall constitute a final and binding acceptance of the Claim for Indemnification by the Indemnifying Party, and the Claim for Indemnification shall be paid in accordance with §8(g). If an objection is timely interposed by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of 20 days from the date the Indemnified Party receives such objection prior to commencing any arbitration pursuant to §10(o).

        (f)    Determination of Adverse Consequences.    The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining the Adverse Consequences for purposes of this §8.

        (g)    Exclusive Remedy.    Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this §8 shall be the exclusive remedy of Buyer and Seller with respect to the Acquired Assets, the Assumed Liabilities, the Business, and the transactions contemplated by this Agreement.

        (h)    Payment of Claims.    Upon Final Determination of the amount of a Claim for Indemnification, the Indemnifying Party shall pay the amount of such Claim for Indemnification within ten days of the date of such Final Determination. A "Final Determination" of a claim shall be (i) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed (it being understood that the Indemnified Party shall have no obligation to appeal); or (ii) an award of any arbitrator or arbitration panel determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed; or (iii) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys; or (iv) a written acknowledgment of the Indemnifying Party that it no longer disputes the validity of such claim; (v) the date on which an Indemnifying Party fails to respond to a Claim for Indemnification as specified in §8(d)(ii) or §8(e); or (v) such other evidence of final determination of a disputed claim as shall be reasonably acceptable to the Parties.

        §9.    Termination.

        (a)    Termination of Agreement.    Certain of the Parties may terminate this Agreement at any time prior to Closing as provided below:

          (i)    Buyer and Seller may terminate this Agreement by mutual written consent;

          (ii)   Buyer may terminate this Agreement by giving written notice to Seller (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before 120 days after signing, by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

          (iii)  Seller may terminate this Agreement by giving written notice to Buyer (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before 120 days after signing, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from Seller itself breach any representation, warranty, or covenant contained in this Agreement);

          (iv)  Buyer may terminate this Agreement by giving written notice to Seller (A)if Seller's board of directors shall have withdrawn or modified or amended, in a manner adverse in any material respect to Buyer, its approval of this Agreement or its recommendation set forth in §5(j)(ii), (B) if Seller's board of directors shall have approved, recommended or endorsed any Acquisition Proposal other than the transaction contemplated by this Agreement, (C) if Seller shall have failed to call the Special Meeting within a reasonable time after completion of the SEC review process or shall have failed within a reasonable time thereafter to mail the Proxy Statement to the Seller Stockholders, or (D) if Seller shall have failed to include in such Proxy Statement the recommendation set forth in §5(j)(ii); and

          (v)   Seller may terminate this Agreement by giving written notice to Buyer if (A) its board of directors determines in good faith that an Acquisition Proposal is financially superior to the transactions contemplated by this Agreement and is reasonably capable of being financed, (B) Seller has complied with the requirements of §5(g), (C) concurrently with such termination, Seller makes all payments required by §9(b)(ii), and (D) concurrently with such termination, Seller enters into a definitive agreement to effect such Acquisition Proposal, and

          (vi)  either Seller or Buyer may terminate this Agreement by giving written notice to the other if, at a duly held stockholders meeting of Seller or any adjournment thereof at which a resolution to approve the transactions contemplated by this Agreement is voted upon, the Requisite Stockholder Approval shall not have been obtained.

        (b)    Effect of Termination.

          (i)    Except for a termination pursuant to §9(a)(iv) or (v), if any Party terminates this Agreement pursuant to §9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach).

          (ii)   If this Agreement is terminated as described in §9(a)(iv) or (v), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach) and Seller agrees to promptly pay to Buyer US$2,000,000 as liquidated damages within ten Business Days after the earlier of (A) termination of this Agreement, and (B) the execution of an agreement with respect to an Acquisition Proposal. Seller and Buyer agree that by agreeing to these liquidated damages, the Parties acknowledge that (X) such liquidate damages are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and (Y) such liquidated damages are necessary because actual damages arising from the loss of opportunity would be not be determinable with any degree of certainty. If Seller fails to promptly pay the liquidated damages due under this §9(b)(ii), Seller shall pay the costs and expenses (including legal fees and expenses) in connection with any action in which Buyer prevails, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the Applicable Rate from the date such fee was required to be paid.

          (iii)  Notwithstanding §9(b)(i) and (ii), the confidentiality provisions contained in §5(e) above shall survive termination of this Agreement.

        §10.    Miscellaneous.

        (a)    Press Releases and Public Announcements.    No Party shall issue any press release or make any public disclosure or announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, except as may be required by Law, including without limitation disclosure requirements of the SEC, NYSE, Nasdaq, or any stock exchange, in which event the other party shall use commercially reasonable efforts to give the other party reasonable advance notice and reasonable opportunity to review and comment upon any such disclosure.

        (b)    No Third-Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        (c)    Entire Agreement.    This Agreement and the Transaction Documents constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

        (d)    Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its wholly-owned Subsidiaries and (ii) designate one or more of its wholly-owned Subsidiaries to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

        (e)    Counterparts.    This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (f)    Headings.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        (g)    Notices.    All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when delivered to the intended recipient as set forth below and signed for by a representative at that address:

If to Seller:	Copy to:
NaPro BioTherapeutics, Inc.	Bartlit Beck Herman Palenchar & Scott
4840 Pearl East Circle	1899 Wynkoop Street, Suite 800
Suite 300W	Denver, CO 80202
Boulder, CO 80301	Attention: James L. Palenchar, Esq.
Attention: Kai P. Larson	Fax: 303-592-3140
Fax: 303-530-1296
If to Buyer:	Copy to:
Faulding Pharmaceutical Co.	Reed Smith LLP
Mack Cali Centre II	599 Lexington Avenue
650 From Road, Second Floor	New York, NY 10022
Paramus, NJ 07652	Attention: William R. Griffith, Esq.
Attention: Stuart Hinchen
And:
Mayne Group Limited	Reed Smith LLP
Level 22	136 Main Street
390 St. Kilda Road Melbourne	Suite 250
Victoria 3000 Australia	Princeton, New Jersey 08543
Attention: Company Secretary	Attention: Edward P. Bromley III, Esq.
Attention: Chief Financial Officer

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth in this Agreement.

        (h)    Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        (i)    Amendments and Waivers.    No amendment of any provision of this Agreement shall be valid unless the same shall be in a writing referring to this §10(i) of this Agreement and signed by Buyer and Seller. Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, however, that any amendment effected after Seller Stockholders have approved this Agreement will be subject to the restrictions contained in the DGCL. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in a writing referring to this §10(i) of this Agreement and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        (j)    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (k)    Expenses.    Each of Buyer and Seller will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Seller.

        (l)    Construction.    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. All accounting terms used in this Agreement shall have the meanings given to them in accordance with GAAP. The singular shall mean the plural, the plural shall mean the singular, and the use of any gender shall include all genders; and all references to any particular party defined in this Agreement shall be deemed to refer to each and every Person defined in this Agreement as such party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used. All references to "§" shall be deemed to refer to the provisions of this Agreement. All references to time in this Agreement shall mean Central Standard Time or Central Daylight Time, as then in effect. The words "this Agreement," "hereof," "hereunder," "herein," "hereby, or words of similar import shall refer to this Agreement as a whole and not to a particular section, subsection, clause or other subdivision of this Agreement, unless the context otherwise requires. The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance.

        (m)    Incorporation of Exhibits and Schedules.    The Exhibits, the Disclosure Schedule and Schedule A identified in this Agreement are incorporated in this Agreement by reference and made a part hereof.

        (n)    Bulk Transfer Laws.    Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

        (o)    Arbitration.    Any dispute, controversy or claim arising out of or relating to this Agreement (a "Dispute") shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). Any such Dispute shall be arbitrated on an individual basis, and shall not be consolidated in any arbitration with any dispute, claim or controversy of any other party. The arbitration shall be conducted in Denver, Colorado, and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. The Parties agree that the arbitration provided for in this §10(o) shall be the exclusive means to resolve all Disputes.

        (p)    Limitations on Representations and Warranties.    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, SELLER EXPRESSLY DISCLAIMS (A) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS OR THE PROSPECTS, FINANCIAL OR OTHERWISE, RISKS AND OTHER INCIDENTS OF THE BUSINESS AND (B) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR WHETHER

SELLER POSSESSES SUFFICIENT REAL PROPERTY, PERSONAL PROPERTY OR INTELLECTUAL PROPERTY TO OPERATE THE BUSINESS. OTHER THAN THE DISCLOSURE SCHEDULE AND THE TRANSACTION DOCUMENTS, NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT OR ANY RELATED COMMUNICATIONS MADE BY SELLER OR ITS REPRESENTATIVE OR ANY ORAL, WRITTEN, OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYER, WILL CAUSE OR CREATE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OTHER THAN THOSE SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND BUYER ACKNOWLEDGES THAT ANY RELIANCE BY BUYER UPON ANY SUCH COMMUNICATIONS OR RESPONSE IS UNREASONABLE.

        (q)    Mylan Litigation.    Notwithstanding anything to the contrary herein, from and after the date of this Agreement, Seller shall prosecute the Mylan Litigation as directed by and in cooperation with Buyer until the Closing Date, after which time Buyer shall direct the prosecution of (or settle or otherwise resolve) the Mylan Litigation in the exercise of its sole discretion. Buyer shall be responsible for all costs, including attorney's fees, (but not including NaPro's internal personnel and other administrative costs) of maintaining the Mylan Litigation from the date of this Agreement forward.

* * * * *

        IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

Faulding Pharmaceutical Co.
By: /s/ Stuart James
Title: Director

NaPro BioTherapeutics, Inc.
By: /s/ Kai P. Larson
Title: Vice President, General Counsel

EXHIBIT A
FORM OF INTELLECTUAL PROPERTY AGREEMENT

        This Intellectual Property Agreement (this "Agreement") is entered into by and between NaPro BioTherapeutics, Inc. ("NaPro") and Faulding Pharmaceutical Co. ("Faulding") as of                        , 2003.

Recitals:

        WHEREAS, NaPro and Faulding (each a "Party" and collectively, the "Parties") have entered into an Asset Purchase Agreement and related agreements, whereby Faulding has purchased from NaPro certain assets (including intellectual property) relating to the manufacture, use, and sale of bulk paclitaxel and paclitaxel formulated in polyethoxylated castor oil;

        WHEREAS, NaPro will continue its activities in development of products other than polyethoxylated castor oil formulations and requires freedom to operate in such endeavors; and

        WHEREAS, Faulding wishes to have freedom to operate in regards to any NaPro intellectual property developed by NaPro.

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

Definitions:

        "Asset Purchase Agreement" shall mean that agreement, entitled, "Asset Purchase Agreement" entered into between NaPro and Faulding as of August 25, 2003, including the schedules thereto.

        "Bryn Mawr Agreement" shall mean the License Agreement, dated November 3, 1993, by and between NaPro and Bryn Mawr College relating to the license of certain technology.

        "NaPro Improvements" shall mean any and all intellectual property rights relating to bulk paclitaxel and/or polyethoxylated castor oil which now exist or are developed by NaPro following execution of this Agreement, including, without limitation, inventions, patents, trade secrets, copyrights, confidential information, and other proprietary rights.

        "NaPro Permitted Use" shall mean researching, developing, making, using and selling products other than products which contain polyethoxylated castor oil, or which are incorporated into any product which contains polyethoxylated castor oil or which are used in the manufacture of any product which contains polyethoxylated castor oil.

        "Faulding Permitted Use" shall mean researching, developing, making, using, selling, offering for sale or importing bulk paclitaxel for any use and/or researching, developing, making, using, selling, offering for sale or importing paclitaxel formulated in polyethoxylated castor oil and ethanol for injection (the product currently marketed by Faulding.)

        "Paclitaxel Intellectual Property" shall mean any and all intellectual property rights transferred to Faulding by NaPro pursuant to the Asset Purchase Agreement, including, without limitation, inventions, patents, trade secrets, confidential information, and other proprietary rights, and all patent or patent applications which are based in whole upon and claim priority to any of the patents or patent applications transferred pursuant to the Asset Purchase Agreement (including, without limitation, to any and all continuations, divisions, continuations-in-part, substitutes, reissues, renewals, reexaminations or extensions thereof.) but not including any rights of Faulding under the Bryn Mawr Agreement.

        "Person" shall mean any person, corporation, or entity.

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Faulding's Covenant Not to Sue:

        Faulding shall not bring any action against NaPro or any of NaPro's Permitted Assignees or Collaborators arising out of or relating to the use of the Paclitaxel Intellectual Property for any NaPro Permitted Use anywhere in the world. This covenant not to sue set forth in this Agreement shall not, however, eliminate or reduce Faulding's right to enforce the covenant not to compete found in Section 6(e) of the Asset Purchase Agreement. Faulding shall require any person or entity to which Faulding may assign or license with right to enforce any portion of the Paclitaxel Intellectual Property as a condition of such assignment or grant of such right to agree to and comply with the covenants set forth in this section, including, without limitation, the obligation set forth in this sentence to bind any subsequent assignee or licensee. Faulding acknowledges that any assignment or license of Paclitaxel Intellectual Property inconsistent with this section shall be void.

        Faulding agrees that a breach of the foregoing may cause irreparable harm to NaPro, the extent of which would be difficult to ascertain and for which damages would not be an adequate remedy. Therefore, in addition to its rights and remedies otherwise available at law, including, without limitation, the recovery of damages for breach of this Agreement, NaPro may be entitled to (a) immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions and (b) to such other and further equitable relief as the court may deem proper under the circumstances. NaPro may not be required to prove actual damages in any such action for such specific performance.

NaPro's Covenant Not to Sue:

        NaPro shall not bring any action against Faulding or any of Faulding's Permitted Assignees or Collaborators arising out of or relating to the use of the NaPro Improvements for any Faulding Permitted Use anywhere in the world. NaPro shall require any person or entity to which NaPro may assign or license with right to enforce any portion of the NaPro Improvements as a condition of such assignment or grant of such right to agree to and comply with the covenants set forth in this section, including, without limitation, the obligation set forth in this sentence to bind any subsequent assignee or licensee. NaPro acknowledges that any assignment or license of NaPro Improvements inconsistent with this section shall be void.

        NaPro agrees that a breach of the foregoing may cause irreparable harm to Faulding, the extent of which would be difficult to ascertain and for which damages would not be an adequate remedy. Therefore, in addition to its rights and remedies otherwise available at law, including, without limitation, the recovery of damages for breach of this Agreement, Faulding may be entitled to (a) immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions and (b) to such other and further equitable relief as the court may deem proper under the circumstances. Faulding may not be required to prove actual damages in any such action for such specific performance.

Limitation on Obligations:

        Neither Party shall have any rights granted by virtue of this Intellectual Property Agreement to enforce any intellectual property rights of the other Party or to require any such enforcement by the other Party. Neither Party shall be obligated by virtue of this Intellectual Property Agreement to disclose to the other Party any confidential information or other intellectual property, including, without limitation, any NaPro Improvements or any intellectual property developed by Faulding. No rights or obligations with respect to any intellectual property are to be implied or assumed which go beyond those explicitly enumerated herein.

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Permitted Assignees and Collaborators:

        NaPro may assign this Agreement (as a whole) only to a successor or purchaser of all or a substantial part of NaPro's business relating to taxanes, including, without limitation, the NaPro Improvements, if any (a "Permitted Assignee"). Faulding may assign this agreement (as a whole) only to a successor or purchaser of all or a substantial part of Faulding's business relating to paclitaxel, including, without limitation, the Paclitaxel Intellectual Property (a "Permitted Assignee"). Any attempted assignment by NaPro or Faulding that is inconsistent with the foregoing shall be void.

        NaPro may grant the benefits of the covenant not to sue contained herein to any person or any number of persons who assist or collaborate with NaPro in the research, development, manufacture, or marketing of a product, or to a person that purchases product developed or under development by NaPro directly or indirectly from NaPro or to a person who purchases rights to research, develop, manufacture such a product from NaPro; provided, however, that NaPro may not grant such benefits to any other person that would allow such other person to do what NaPro is constrained from doing by the covenant not to compete in Section 6(e) of the Asset Purchase Agreement. For purposes of clarification, it is the intent of the Parties that NaPro shall use this covenant not to sue in connection with its own research, and development and commercial efforts related to products (other than Paclitaxel formulated in polyethoxylated castor oil whether including further components or not) in which NaPro possesses proprietary rights and agreements with third parties regarding such efforts, and NaPro shall not simply grant third parties protection afforded by this Agreement absent some substantial cooperation or collaboration between NaPro and such third party, or absent the purchase by a third party of substantial intellectual property rights of NaPro in addition to the protection afforded by this covenant not to sue. Faulding may grant the benefits of the covenant not to sue contained herein to any person or any number of persons who assist or collaborate with Faulding in the research, development, manufacture, or marketing of a product, or to a person who purchases rights to research, develop, manufacture a product from it or to a person that purchases product directly or indirectly from it.

        The covenants not to sue contained herein shall be applicable to and binding on any subsequent owner, licensee, grantee, or other successor in interest (in whole or in part) to the NaPro Improvements and Paclitaxel Intellectual Property, whether through acquisition, contract, bankruptcy, or operation of law.

Bryn Mawr Agreement:

        Upon written request from NaPro, Faulding will use commercially reasonable efforts to seek the consent of Bryn Mawr College to allow Faulding to sublicense NaPro (at no cost to NaPro other than required payments to Bryn Mawr under the Bryn Mawr Agreement) under the Bryn Mawr Agreement for use solely as a NaPro Permitted Use; provided, that NaPro agrees to be bound by all terms and conditions of Bryn Mawr Agreement applicable to sublicensees and; provided further that NaPro holds Faulding harmless from all costs, expenses and license fees related thereto.

Governing Law:

        This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Term:

        This Agreement shall have a term which is equal to the last to expire of intellectual property contained in the Paclitaxel Intellectual Property or NaPro Improvements.

* * * * *

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        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

Faulding Pharmaceutical Co.
By:

Title:

NaPro BioTherapeutics, Inc.
By:

Title:

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EXHIBIT F
ABBOTT TERMINATION AGREEMENT

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

        THIS MUTUAL RELEASE AND SETTLEMENT AGREEMENT (this "Agreement") dated as of August 25, 2003, by and between Abbott Laboratories, an Illinois corporation ("Abbott"), and NaPro BioTherapeutics, Inc., a Delaware corporation ("NaPro").

PRELIMINARY STATEMENTS

        A.    Abbott and NaPro are parties to a Development, License & Supply Agreement, dated as of July 23, 1999, as amended by an Amendment to Development, License & Supply Agreement, dated as of June 27, 2000, as amended by a Second Amendment to Development, License & Supply Agreement, dated as of September 14, 2001, and as further modified by a Side Letter Agreement to Second Amendment to the Development, License & Supply Agreement, dated as of November 27, 2001 (collectively, the "Development Agreement").

        B.    Abbott and NaPro are parties to a Loan and Security Agreement, dated as of July 23, 1999 (the "Loan Agreement").

        C.    Abbott and NaPro are parties to a Stock Purchase Agreement, dated as of July 23, 1999, and amended by an Amendment to Stock Purchase Agreement dated as of June 23, 2000 (collectively, the "Stock Purchase Agreement").

        D.    Abbott and Faulding Pharmaceutical Co., a Delaware corporation ("Faulding"), have entered into an asset purchase agreement pursuant to which Abbott shall sell to Faulding, and Faulding shall purchase from Abbott, among other things, certain assets and rights, and Faulding shall assume from Abbott certain liabilities, associated with the Development Agreement (the "Abbott-Faulding Transaction").

        E.    NaPro and Faulding have this date entered into an Asset Purchase Agreement pursuant to which NaPro shall sell to Faulding, and Faulding shall purchase from NaPro, among other things, certain assets and rights, and Faulding shall assume from NaPro certain liabilities, associated with the Development Agreement (the "NaPro-Faulding Transaction").

        F.     As of the closing under the later of the Abbott-Faulding Transaction and the NaPro-Faulding Transaction, Abbott and NaPro desire to terminate the Stock Purchase Agreement and Abbott shall have assigned to Faulding the Development Agreement and the Loan Agreement (collectively, the Development Agreement, the Loan Agreement and the Stock Purchase Agreement shall be herein referred to as the "Subject Agreements") on the terms and subject to the conditions set forth in this Agreement.

        G.    Capitalized terms not otherwise defined in this Agreement have the meanings given them in the Development Agreement.

        NOW, THEREFORE, NaPro and Abbott, for good and valuable consideration the receipt of which is hereby acknowledged, agree as follows:

        1.    Agreements.    On the terms and subject to the conditions of this Agreement, coincident with the last to occur of: (i)the closing of the Abbott-Faulding Transaction and (ii) the NaPro-Faulding Transaction (the "Effective Date"), the Stock Purchase Agreement shall be terminated by mutual agreement of Abbott and NaPro without any further liability of NaPro to Abbott or Abbott to NaPro except as otherwise provided in this Agreement.

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        3.    Final Payments by Abbott.    At and as of the Effective Date, Abbott shall pay or cause to be paid to NaPro all outstanding invoices for Bulk Drug that is in Abbott's possession, whether or not the time for payment has occurred pursuant to the terms of the Development Agreement.

        4.    Release.

          4.1    Definition of Released Subject Matters.    The term "Released Subject Matters" means and includes any and all obligations or liabilities under the Subject Agreements and any and all matters to the extent relating or pertaining to or arising out of the Subject Agreements; provided, that the term Released Subject Matters shall not include the obligations imposed by this Agreement.

          4.2    Release by Abbott.    At and as of the Effective Date, Abbott, on behalf of itself, and its parents, subsidiaries, affiliates, successors and assigns, and any person claiming by, through or under or in concert with, Abbott hereby irrevocably and unconditionally releases, acquits and forever discharges NaPro and its present and former agents, directors, officers, employees, representatives, attorneys, affiliates, parents, stockholders, and subsidiaries, and all persons acting by, through, under or in concert with NaPro (the "NaPro Released Parties"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including reasonable attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which have arisen out of, or which may arise with respect to the Released Subject Matter, including, but not limited to, claims arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or the violation of any federal, state or other governmental statute, regulation, or ordinance, which Abbott and its parents, subsidiaries, affiliates, stockholders, successors and assigns at any time hereinafter may have, own or hold, or claim to have, own or hold against each or any of the NaPro Released Parties.

          4.3    Release by NaPro.    At and as of the Effective Date, NaPro, on behalf of itself, and its parents, subsidiaries, affiliates, successors and assigns, and any person claiming by, through or under or in concert with, NaPro hereby irrevocably and unconditionally releases, acquits and forever discharges Abbott and each of Abbott's present and former agents, directors, officers, employees, representatives, attorneys, affiliates, parents, stockholders, and subsidiaries, and all persons acting by, through, under or in concert with Abbott (the "Abbott Released Parties"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including reasonable attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which have arisen out of, or which may arise with respect to, the Released Subject Matter, including, but not limited to, claims arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or the violation of any federal, state or other governmental statute, regulation, or ordinance, which NaPro and its parents, subsidiaries, affiliates, stockholders, successors and assigns at any time hereinafter may have, own or hold, or claim to have, own or hold against each or any of Abbott Released Parties.

          4.4    Release Supported by Consideration.    Abbott and NaPro expressly acknowledge and agree that the releases granted by this Agreement are supported by valid consideration bargained for at arm's length and shall be a complete bar to any and all claims, demands or causes of action that the Abbott Released Parties might have had, have or will have against any of the NaPro Released Parties as to the Released Subject Matters or that any of the NaPro Released Parties might have had, have or will have against any of the Abbott Release Parties as to the Released Subject Matters.

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        5.    Covenants Not to Sue.

          5.1   From and after the Effective Date, Abbott covenants not to institute, either on its own behalf or on behalf of any other person or entity, any action or suit at law or in equity, nor to institute, to prosecute or in any way to aid in the institution or prosecution of any claim, demand, action, or cause of action for damages, costs, expenses, or compensation for or on account of any damage, loss or injury either to person or property, or both, whether developed or undeveloped, resulting or to result, known or unknown, past, present or future, against the NaPro Released Parties arising out of the Released Subject Matter.

          5.2   From and after the Effective Date, NaPro covenants not to institute, either in its individual capacity or on behalf of any other person or entity, any action or suit at law or in equity, nor to institute, to prosecute or in any way to aid in the institution or prosecution of any claim, demand, action, or cause of action for damages, costs, expenses, or compensation for or on account of any damage, loss or injury either to person or property, or both, whether developed or undeveloped, resulting or to result, known or unknown, past, present or future, against the Abbott Released Parties arising out of the Released Subject Matter.

        6.    Indemnification.    Following the Effective Date, NaPro agrees to indemnify and hold harmless the Abbott Released Parties from and against the full amount of any liability, loss, damage, or expense (including costs and reasonable attorneys' fees incurred by Abbott Released Parties and any judgment required to be paid) for any breach by NaPro of the provisions of this Agreement. Following the Effective Date, Abbott agrees to indemnify and hold harmless the NaPro Released Parties from and against the full amount of any liability, loss, damage, or expense (including costs and reasonable attorneys' fees incurred by the NaPro Released Parties and any judgment required to be paid) for any breach by Abbott of the provisions of this Agreement.

        7.    No Admission.    Neither any undertaking made nor any action taken hereunder nor the fact that this Agreement was executed by the parties shall be construed as an admission of any fact which might otherwise give rise to liability on the part of any party. Each party hereby expressly denies any such liability.

        8.    Consultation with Counsel.    Each of Abbott and NaPro acknowledges that it has read this Agreement and understands all of its terms, and that this Agreement is executed voluntarily, without duress, and with full knowledge of its legal significance. Each of Abbott and NaPro has received independent legal advice from an attorney with respect to the legal consequences of making the settlement and release and with respect to the execution of this Agreement.

        9.    Entire Agreement.    This Agreement contains the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

        10.    Severability.    The provisions of this Agreement are severable. If any provision is found to be unenforceable, all other provisions shall remain in full force and effect. This Agreement shall survive the termination of any arrangements contained herein.

        11.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original for purposes of authentication, evidentiary validity, and governance of the parties.

        12.    Continuing Assistance.    The parties agree, without further consideration, to sign and/or cause to be signed, and to deliver to the appropriate person or entity any other documents and to take any other action as may be reasonably necessary to fulfill their respective obligations under this Agreement.

        13.    Governing Law.    This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Illinois, without respect to conflict of laws provisions.

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        14.    Alternative Dispute Resolution.    Any controversy, dispute or claim arising out of or relating in any way to this Agreement shall be resolved pursuant to the alternative dispute resolution procedures set forth in Exhibit A.

        15.    Proper Construction.    The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either of the parties. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

        16.    Amendments; Successors and Assigns.    This Agreement may be modified, or any provision waived, only by a writing executed by Abbott and NaPro. This Agreement is binding upon and for the benefit of the respective successors and assigns of the parties.

        16.    Injunctive Relief.    The parties confirm and acknowledge to each other that money damages might not be a sufficient remedy for any breach of this Agreement and that a party seeking to enforce this Agreement shall be entitled to seek to enforce this Agreement by injunctive relief as a remedy for such breach or any threatened breach of this Agreement, but that such remedy shall not be deemed the exclusive remedy for breach of this Agreement.

        17.    Representations.    Each party represents and warrants that: (a) such party has the requisite power and authority to make, execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by such party has been duly authorized by all necessary action on the part of such party and (c) this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

        18.    Termination.    If the Effective Date has not occurred on or before December 31, 2003, this Agreement shall terminate and be of no further force or effect.

* * * * *

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        In WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above:

Abbott Laboratories
By:
Name:
Title:
NaPro BioTherapeutics, Inc.
By:
Name:	Kai P. Larson
Title:	Vice President, General Counsel

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Exhibit A

ALTERNATIVE DISPUTE RESOLUTION

        The parties recognize that from time to time a dispute may arise relating to either party's rights or obligations under this Agreement. The parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution ("ADR") provisions set forth in this Exhibit, the result of which shall be binding upon the parties.

        To begin the ADR process, a party first must send written notice of the dispute to the other party in accordance with the terms of the Agreement for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

        1.     To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR in accordance with the terms of the Agreement. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

        2.     Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

          (a)   The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

          (b)   Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

          (c)   Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

          (d)   If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a)—2(d) shall be repeated.

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        3.     No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

        4.     At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

          (a)   a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

          (b)   a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

          (c)   a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue. The parties agree that neither side shall seek as part of its remedy any punitive damages.

          (d)   a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

        Except as expressly set forth in subparagraphs 4(a)-4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

        5.     The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

          (a)   Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

          (b)   Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

          (c)   The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

          (d)   Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

          (e)   Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

        6.     Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided

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that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

        7.     The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

        8.     The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

          (a)   If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

          (b)   If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

        9.     The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

        10.   Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

        11.   All ADR hearings shall be conducted in the English language.

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        * Portions denoted with an asterisk have been omitted and filed separately with the Securities & Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT G
FAULDING TERMINATION AGREEMENT

TERMINATION, MUTUAL RELEASE AND SETTLEMENT AGREEMENT

        This Termination, Mutual Release and Settlement Agreement (this "Agreement") dated as of August 25, 2003, by and between Faulding Pharmaceutical Co., a Delaware corporation ("Faulding"), F.H. Faulding & Co., Limited, a company organized under the laws of Australia, and Central Laboratories, Limited, a corporation organized under the laws of Ireland, and NaPro BioTherapeutics, Inc., a Delaware corporation ("NaPro").

PRELIMINARY STATEMENTS

        A.    F. H. Faulding & Co., Limited, a Faulding affiliate, and NaPro are parties to a Second Amended and Restated Master Agreement, dated as of June 5, 2000 (the "Second Amended and Restated Master Agreement") and Central Laboratories, Limited, a Faulding affiliate, and NaPro are parties to a European Agreement, dated as of March 2, 2001 (the "European Agreement" and, together with the Second Amended and Restated Master Agreement, the "Faulding Agreements").

        B.    Abbott Laboratories ("Abbott") and NaPro are parties to a Development, License and Supply Agreement, dated as of July 23, 1999, as amended by an Amendment to Development, License & Supply Agreement, dated as of June 27, 2000, as amended by a Second Amendment to Development, License & Supply Agreement, dated as of September 14, 2001, and as further modified by a Side Letter Agreement to the Second Amendment to the Development, License & Supply Agreement, dated as of November 27, 2001 (collectively, the "Development Agreement").

        C.    Abbott and NaPro are parties to a Loan and Security Agreement, dated as of July 23, 1999 (the "Loan Agreement").

        D.    Abbott and Faulding have entered into an asset purchase agreement pursuant to which Abbott has agreed to sell to Faulding, and Faulding has agreed to purchase from Abbott, among other things, certain assets and rights, and Faulding shall assume from Abbott certain liabilities, associated with the Development Agreement (the "Abbott-Faulding Transaction").

        E.    NaPro and Faulding have this date entered into an Asset Purchase Agreement pursuant to which NaPro has agreed to sell to Faulding, and Faulding has agreed to purchase from NaPro, among other things, certain assets and rights, and Faulding shall assume from Abbott certain liabilities, associated with the Development Agreement (the "NaPro-Faulding Transaction").

        F.     Upon the closing under the later of the Abbott-Faulding Transaction and the NaPro-Faulding Transaction, Abbott shall have assigned the Development Agreement and the Loan Agreement to Faulding. Faulding and NaPro desire to terminate the Faulding Agreements, the Development Agreement and the Loan Agreement (the Faulding Agreements, the Development Agreement and the Loan Agreement shall collectively be hereinafter referred to as the "Subject Agreements") on the terms and subject to the conditions set forth in this Agreement.

        G.    Capitalized terms not defined in this Agreement have the meanings given them in Asset Purchase Agreement dated as of August 25, 2003 between NaPro and Faulding.

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        NOW, THEREFORE, NaPro and Faulding, for good and valuable consideration the receipt of which is hereby acknowledged, agree as follows:

        1.    Termination of Agreements.    On the terms and subject to the conditions of this Agreement, coincident with the last to occur of the closing of the Abbott-Faulding Transaction and the NaPro-Faulding Transaction (the "Effective Date"), the Subject Agreements shall be terminated by mutual agreement of NaPro and Faulding, in each case, without any further liability of NaPro to Faulding or Faulding to NaPro except as otherwise provided in this Agreement.

        2.    Final Payments by NaPro.    On and as of the Effective Date, NaPro shall pay or cause to be paid to Faulding (a) $20,000,000 principal amount plus accrued interest through the close of business on the Effective Date owing in respect of the Loan Agreement; and (b) $1,668,898 to reimburse Faulding for the assumption of Abbott's incurred expenses in qualification of Abbott's McPherson formulation facility, which payments shall be for the benefit of Abbott or its assignee.

        3.    Final Payments by Faulding.    Faulding shall pay NaPro for any outstanding trade receivables for bulk active pharmaceutical ingredient under the Faulding Agreements irrespective of whether the time for payment has occurred pursuant to the terms of the Faulding Agreements.

        4.    End-Use Reconciliation.    The Parties agree to reconcile the Second Amended and Restated Master Agreement and the European Agreement. The Parties further agree that (a) any end-use reconciliation amount payable by NaPro to Faulding, or Faulding to NaPro, or their respective designees, as the case may be, pursuant to Section 4.7.3 of the Second Amended and Restated Master Agreement with respect to the closing of the contract year as of March 30, 2003 shall be made on or before the Effective Date, and (b) any end-use reconciliation amount payable by NaPro to Faulding, or Faulding to NaPro, or their respective designees, as the case may be, pursuant to Section 3.10.3 of the European Agreement with respect to the closing of the contract year as of March 30, 2003 shall be made on or before the Effective Date. The Parties further agree that the end-use reconciliation amount under each of the Second Amended and Restated Master Agreement and the European Agreement shall be determined for the period from March 31, 2003, through the date that is 14 days prior to the closing of the NaPro-Faulding Transaction, in a manner consistent with the procedures outlined in Section 4.7.3 of the Second Amended and Restated Master Agreement or Section 3.10.3 of the European Agreement, as the case may be, and such resulting end-use reconciliation amount payable by NaPro to Faulding, or Faulding to NaPro, or their respective designees, as the case may be, shall be made on the Effective Date.

        5.    Bulk Paclitaxel.    At NaPro's option, NaPro shall, on the Effective Date, deliver to Faulding [*] of bulk active pharmaceutical ingredient Paclitaxel manufactured and conforming to the specifications included in the Second Amended and Restated Master Agreement or, in lieu of such delivery, pay Faulding [*] on the Effective Date. In addition to the foregoing, on and as of the Effective Date, Faulding shall pay or cause to be paid to NaPro [*] as payment for [*] of bulk active pharmaceutical ingredient Paclitaxel manufactured and conforming to the specifications included in the Second Amended and Restated Master Agreement to be delivered by NaPro to Faulding on the Effective Date.

        6.    Release.

          6.1    Definition of Released Subject Matters.    The term "Released Subject Matters" means and includes any and all obligations or liabilities under the Subject Agreements and any and all matters to the extent relating or pertaining to or arising out of the Subject Agreements; provided, that the term Released Subject Matters shall not include the obligations imposed by this Agreement.

          6.2    Release by Faulding.    At and as of the Effective Date, Faulding, on behalf of itself, and its parents, subsidiaries, affiliates, successors and assigns, and any person claiming by, through or under or in concert with, Faulding hereby irrevocably and unconditionally releases, acquits and forever discharges NaPro and its present and former agents, directors, officers, employees,

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  representatives, attorneys, affiliates, parents, stockholders, and subsidiaries, and all persons acting by, through, under or in concert with NaPro (the "NaPro Released Parties"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including reasonable attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which have arisen out of, or which may arise with respect to, the Released Subject Matter, including, but not limited to, claims arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or the violation of any federal, state or other governmental statute, regulation, or ordinance, which Faulding and its parents, subsidiaries, affiliates, stockholders, successors and assigns at any time hereinafter may have, own or hold, or claim to have, own or hold against each or any of the NaPro Released Parties.

          6.2(a)    Exception to Release by Faulding.    Faulding does not release any claim related to [*] of bulk paclitaxel delivered previously by NaPro to Faulding, [*].

          6.3    Release by NaPro.    At and as of the Effective Date, NaPro, on behalf of itself, and its parents, subsidiaries, affiliates, successors and assigns, and any person claiming by, through or under or in concert with, NaPro hereby irrevocably and unconditionally releases, acquits and forever discharges Faulding and each of Faulding's present and former agents, directors, officers, employees, representatives, attorneys, affiliates, parents, stockholders, and subsidiaries, and all persons acting by, through, under or in concert with Faulding (the "Faulding Released Parties"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including reasonable attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which have arisen out of, or which may arise with respect to, the Released Subject Matter, including, but not limited to, claims arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or the violation of any federal, state or other governmental statute, regulation, or ordinance, which NaPro and its parents, subsidiaries, affiliates, stockholders, successors and assigns at any time hereinafter may have, own or hold, or claim to have, own or hold against each or any of Faulding Released Parties.

          6.4    Release Supported by Consideration.    Faulding and NaPro expressly acknowledge and agree that the releases granted by this Agreement are supported by valid consideration bargained for at arm's length and shall be a complete bar to any and all claims, demands or causes of action that the Faulding Released Parties might have had, have or will have had against any of the NaPro Released Parties as to the Released Subject Matters or that any of the NaPro Released Parties might have had, have or will have against any of the Faulding Release Parties as to the Released Subject Matters.

        7.    Covenants Not to Sue.

          7.1    Faulding's Covenant Not to Sue.    From and after the Effective Date, Faulding covenants not to institute, either on its own behalf or on behalf of any other person or entity, any action or suit at law or in equity, nor to institute, to prosecute or in any way to aid in the institution or prosecution of any claim, demand, action, or cause of action for damages, costs, expenses, or compensation for or on account of any damage, loss or injury either to person or property, or both, whether developed or undeveloped, resulting or to result, known or unknown, past, present or future, against the NaPro Released Parties arising out of the Released Subject Matter.

          7.2    NaPro's Covenant Not to Sue.    From and after the date of this Agreement, NaPro covenants not to institute, either in its individual capacity or on behalf of any other person or entity, any action or suit at law or in equity, nor to institute, to prosecute or in any way to aid in

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  the institution or prosecution of any claim, demand, action, or cause of action for damages, costs, expenses, or compensation for or on account of any damage, loss or injury either to person or property, or both, whether developed or undeveloped, resulting or to result, known or unknown, past, present or future, against the Faulding Released Parties arising out of the Released Subject Matter.

        8.    Indemnification.    From and after the Effective Date, NaPro agrees to indemnify and hold harmless the Faulding Released Parties from and against the full amount of any liability, loss, damage, or expense (including costs and reasonable attorneys' fees incurred by Faulding Released Parties and any judgment required to be paid) for any breach by NaPro of the provisions of this Agreement. From and after the Effective Date, Faulding agrees to indemnify and hold harmless the NaPro Released Parties from and against the full amount of any liability, loss, damage, or expense (including costs and reasonable attorneys' fees incurred by the NaPro Released Parties and any judgment required to be paid) for any breach by Faulding of the provisions of this Agreement.

        9.    No Admission.    Neither any undertaking made nor any action taken hereunder nor the fact that this Agreement was executed by the Parties shall be construed as an admission of any fact which might otherwise give rise to liability on the part of any Party. Each Party hereby expressly denies any such liability.

        10.    Consultation with Counsel.    Each of Faulding and NaPro acknowledges that it has read this Agreement and understands all of its terms, and that this Agreement is executed voluntarily, without duress, and with full knowledge of its legal significance. Each of Faulding and NaPro has received independent legal advice from an attorney with respect to the legal consequences of making the settlement and release and with respect to the execution of this Agreement.

        11.    Entire Agreement.    This Agreement contains the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof.

        12.    Severability.    The provisions of this Agreement are severable. If any provision is found to be unenforceable, all other provisions shall remain in full force and effect. This Agreement shall survive the termination of any arrangements contained herein.

        13.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original for purposes of authentication, evidentiary validity, and governance of the Parties.

        14.    Continuing Assistance.    The Parties agree, without further consideration, to sign and/or cause to be signed, and to deliver to the appropriate person or entity any other documents and to take any other action as may be reasonably necessary to fulfill their respective obligations under this Agreement.

        15.    Governing Law; Jurisdiction.    This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Delaware, without respect to conflict of laws provisions. Faulding and NaPro hereby irrevocably submit to the exclusive jurisdiction of any court of the State of Delaware or the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or related to this Agreement or the transactions contemplated hereby, which is brought by or for Faulding or NaPro.

        16.    Proper Construction.    The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either of the Parties. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

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        17.    Amendments; Successors and Assigns.    This Agreement may be modified, or any provision waived, only by a writing executed by Faulding and NaPro. This Agreement is binding upon and for the benefit of the respective successors and assigns of the Parties.

        18.    Injunctive Relief.    The Parties confirm and acknowledge to each other that money damages might not be a sufficient remedy for any breach of this Agreement and that a Party seeking to enforce this Agreement shall be entitled to seek to enforce this Agreement by injunctive relief as a remedy for such breach or any threatened breach of this Agreement, but that such remedy shall not be deemed the exclusive remedy for breach of this Agreement.

        19.    Representations.    Each Party represents and warrants that: (a) such Party has the requisite power and authority to make, execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary action on the part of such Party and (c) this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

        20.    Termination.    If the Effective Date has not occurred on or before December 31, 2003, this Agreement shall terminate and be of no further force or effect.

* * * * *

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        In WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above:

Faulding Pharmaceutical Co.
By:

Name:

Title:

Central Laboratories, Limited
By:

Name:

Title:

F.H. Faulding & Co., Limited
By:

Name:

Title:

NaPro BioTherapeutics, Inc.
By:

Name:

Title:

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QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
PRELIMINARY STATEMENT
EXHIBIT A FORM OF INTELLECTUAL PROPERTY AGREEMENT
Recitals
Definitions
Faulding's Covenant Not to Sue
NaPro's Covenant Not to Sue
Limitation on Obligations
Permitted Assignees and Collaborators
Bryn Mawr Agreement
Governing Law
Term
EXHIBIT F ABBOTT TERMINATION AGREEMENT MUTUAL RELEASE AND SETTLEMENT AGREEMENT
PRELIMINARY STATEMENTS
  Exhibit A
ALTERNATIVE DISPUTE RESOLUTION
EXHIBIT G FAULDING TERMINATION AGREEMENT
TERMINATION, MUTUAL RELEASE AND SETTLEMENT AGREEMENT
PRELIMINARY STATEMENTS